Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

KELLOGG COMPANY

AND

FERRERO INTERNATIONAL S.A.

Dated as of March 31, 2019

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EXHIBITS

Exhibit A-1	Form of Supply Agreement
Exhibit A-2	Form of Reverse Supply Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Kellogg Trademark License Agreement
Exhibit D	Form of Assignment Agreement and Bill of Sale
Exhibit E	Allocation Schedule
Exhibit F	Form of Real Property Lease Assignment
Exhibit G	Form of IP Assignment Agreement
Exhibit H	Form of Keebler Trademark License Agreement
Exhibit I	Form of Owned Real Property Deed

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STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT, dated as of March 31, 2019 (this “Agreement”), is by and between Kellogg Company, a Delaware corporation (“Seller”), and Ferrero International S.A., a Luxembourg société anonyme (“Purchaser”; Seller and Purchaser, each individually a “Party” and together the “Parties”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller and the other Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser shall assume the Assumed Liabilities (the “Transaction”); and

WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Adjustment Amount” means an amount (which may be a positive or negative amount or zero) equal to (a) the Working Capital minus (b) the Target Working Capital; provided that if such amount is neither greater than one hundred thousand dollars ($100,000) nor less than negative one hundred thousand dollars (– $100,000), the Adjustment Amount shall be zero dollars ($0) for all purposes hereunder.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, (x) Purchaser shall not be deemed an Affiliate of any of the Seller Entities (other than, after the Closing, the Purchased Companies), nor, prior to the Closing, of the Business or the Purchased Companies and (y) neither the Seller Entities (other than, after the Closing, the Purchased Companies) nor Seller shall be deemed Affiliates of Purchaser, nor, as of and after the Closing, of the Business or the Purchased Companies.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act of 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Laws or regulations of any Governmental Entity relating to bribery or corruption.

“Available Insurance Policies” means all liability insurance policies (excluding Benefit Plans and any captive or self-insurance program) issued by unaffiliated third parties that are in effect immediately prior to the Closing and are owned or held by or issued in favor of the Seller or any of its Subsidiaries that cover any of the Business, the Purchased Assets or the Purchased Companies.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, consulting, change in control, transaction bonus, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination, medical, dental, vision, prescription, life insurance, relocation, perquisites, disability or sick leave, employee assistance, workers’ compensation, supplemental unemployment or post-employment or retirement (including compensation, pension, health, medical or insurance) or any other compensation or benefit plan, program, policy, agreement or arrangement, whether written or unwritten, (i) that is sponsored, maintained or contributed to (or required to be contributed to) by Seller or any of its Affiliates or any of their respective ERISA Affiliates for the benefit of any current or former Business Employee or (ii) for which Seller or any of its Affiliates or any of their respective ERISA Affiliates has any direct or indirect Liability with respect to the Business or any current or former Business Employee, except that Benefit Plan shall not include any Multiemployer Plan.

“Business” means the business of developing, manufacturing, marketing, distributing and/or selling the Products as conducted by the Seller Entities, the Purchased Companies and any of their respective controlled Affiliates as of the date hereof and/or as of the Closing Date.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business Employee” means each employee of Seller or any of its Affiliates:

(a) whose work location as of the Closing Date is at a facility listed on Section 2.4(c)(i) of the Seller Disclosure Schedules,

(b) who is listed on Section 1.1(a)(i) of the Seller Disclosure Schedules, or

(c) who is hired by Seller or any of its Affiliates after the date hereof

(i) to replace any employee listed on Section 1.1(a)(i) of the Seller Disclosure Schedules (in accordance with Section 5.2), or

(ii) with Purchaser’s agreement to treat such employee as a Business Employee,

including, in the case of clauses (a), (b) and (c), any such employee who is on sick leave, military leave, vacation, holiday, long- or short-term disability or other approved leave of absence.

“Business Intellectual Property” means the Business Owned Intellectual Property and the Business Licensed Intellectual Property.

“Business Licensed Intellectual Property” means any and all Intellectual Property owned by a third party that is licensed or sublicensed or purported to be licensed or sublicensed, or for which such third party has granted or purported to have granted a covenant not to sue, to (a) Seller or any of its Affiliates (other than the Purchased Companies) which is Related to the Business and/or (b) any Purchased Company.

“Business Material Adverse Effect” means any event, change or effect that has, or would reasonably be expected to have, a materially adverse effect on (a) the business, financial condition or results of operations of the Business taken as a whole or (b) the ability of any Seller Entity to consummate the transactions contemplated by this Agreement prior to the Outside Date; provided, that, in the case of clause (a), no such event, change or effect to the extent, and only to the extent, resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect: (i) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (ii) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (iii) changes in global or national political conditions or trends; (iv) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (v) any conditions resulting from natural disasters, weather developments, manmade disasters, acts of God or other force majeure events; (vi) the failure of (A) the financial or operating performance of Seller or the other Seller Entities (with respect to the Business) or (B) the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided, that, if not otherwise excluded from the definition of Business Material Adverse Effect, the underlying causes of such change or failure may be taken into account in determining the existence of a Business Material Adverse Effect); (vii) any action (A) taken or omitted to be taken by Seller or any of its Affiliates at the written request or with the prior written consent of Purchaser, (B) taken or omitted to be taken that is expressly required to be taken or omitted to be taken, as applicable, pursuant to applicable Law or the covenants and agreements contained in this Agreement, or (C) taken or omitted to be taken by Purchaser or any of its Affiliates; (viii) the execution, announcement or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchaser or any of its Affiliates (including any loss of Business Employees, customers or other business relationships to the extent directly relating to or arising out of any of the foregoing); provided, that the exception in this clause (viii) shall not apply, including for purposes of Section 8.2(a), to any representation or warranty herein to the extent that the purpose of such representation or warranty is to address the execution and delivery of this Agreement or any other Transaction

Document, the public announcement of the transactions contemplated hereby or the performance of obligations or satisfaction of conditions hereunder, including the representations and warranties set forth in Section 3.4; or (ix) changes in any Law or GAAP or other applicable accounting principles or standards or, in each case, any authoritative interpretations thereof, and in each case after the date hereof; provided, further, that any events, effects or changes resulting from the matters described in clauses (i), (ii), (iii), (iv), (v) or (ix) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates.

“Business Owned Intellectual Property” means any and all Intellectual Property (a) owned by any of the Purchased Companies, or (b) owned by any Seller Entity (other than any of the Purchased Companies) and Related to the Business, including those Patents, Marks and Internet Properties, if any, listed on Section 1.1(b)(i) of the Seller Disclosure Schedules.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, in each case of such Person as of such time, including outstanding inbound checks, ACH credits and wire transfers

“Cause” means, with respect to a Transferred Business Employee, any of the following: (a) the employee’s willful engagement in conduct relating to the employee’s employment with Purchaser or any of its Affiliates for which either criminal or civil penalties may be sought; (b) the employee’s deliberate disregard of any Purchaser policy, including Purchaser’s insider trading policy, or Purchaser’s code of conduct; (c) the employee’s acceptance of employment with or service as a consultant or advisor to an entity or person that is in competition with or acting against the interests of Purchaser; (d) the employee’s disclosure or misuse of confidential information or material concerning Purchaser; (e) the employee’s willful engagement in gross misconduct pursuant to which Purchaser has suffered a loss; or (f) the employee’s willful and continued refusal to substantially perform the employee’s then current duties at Purchaser in any material respect.

“Closing Accounts Payable” means any and all trade and accounts payable of the Business, including all trade and other accounts payable under any Business Contract, outstanding as of immediately prior to the Closing.

“Closing Cash Amounts” means the Cash Amounts (other than any Trapped Cash) of the Purchased Companies as of immediately prior to the Closing.

“Closing Indebtedness” means the Indebtedness of the Purchased Companies as of immediately prior to the Closing.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (which may be a positive or negative number), plus (c) the Estimated Closing Cash Amounts, minus (d) the Estimated Closing Indebtedness.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Data” means any and all data collected or otherwise processed by Seller or any of its Affiliates (including the Purchased Companies) relating to a customer of the Business or a consumer of a Product.

“Contamination” means the emission, discharge or release of any Hazardous Material on, onto or into the environment.

“Contract” means any contract, lease, license, commitment, loan or credit agreement, indenture or other agreement, in each case which is legally binding on any Person or any part of its property under applicable Law, and in each case other than a Permit, a Benefit Plan or a Collective Bargaining Agreement.

“Conveyed Technology” means any and all Technology (a) owned by any of the Purchased Companies or (b) owned by any Seller Entity (other than any of the Purchased Companies) and Related to the Business.

“Cookies” means (a) the products with the SKUs listed in Section 1.1(c)(i) of the Seller Disclosure Schedules and (b) products in the innovation pipeline of Seller listed in Section 1.1(c)(ii) of the Seller Disclosure Schedules, which lists, in each case, Seller may update no later than one (1) Business Day prior to the Closing Date by adding products generally considered in the food industry to be “cookies”.

“Crackers” means any non-sweet biscuits and wafers (including graham crackers and graham cookies), and any other product considered a “cracker” generally in the food industry, including as “cracker” or “crackers” is defined by The Nielsen Company and/or SPINS LLC as of the date hereof or as added to such definition over time for newly created products.

“Environmental Laws” means, collectively, any and all applicable Laws relating to pollution, protection of the environment, worker health and safety (solely as it relates to exposure to Hazardous Materials), Contamination or the generation, use, management, storage, handling or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Adjustment Amount” means an amount (which may be a positive or negative amount or zero) equal to (a) the Estimated Working Capital minus (b) the Target Working Capital; provided that if such amount is neither greater than one hundred thousand dollars ($100,000) nor less than negative one hundred thousand dollars (– $100,000), the Estimated Adjustment Amount shall be zero dollars ($0) for all purposes hereunder.

“Excluded Business Taxes” means (a) any Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities, or the Purchased Companies for any Pre-Closing Period, together with any related interest, additions to Tax and penalties with respect to amounts described in this clause (a) for any Post-Closing Period, and (b) any Taxes imposed on or with respect to Seller or its Affiliates (other than the Purchased Companies).

“Excluded Software” means the Software listed in Section 1.1(d) of the Seller Disclosure Schedules and any other Software of Seller the benefit of which is provided to Purchaser pursuant to the Transition Services Agreement.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“Fruit Snacks” means (a) the products with the SKUs listed in Section 1.1(e)(i) of the Seller Disclosure Schedules and (b) products in the innovation pipeline of Seller listed in Section 1.1(e)(ii) of the Seller Disclosure Schedules, which lists, in each case, Seller may update no later than one (1) Business Day prior to the Closing Date by adding products generally considered in the food industry to be “fruit snacks”.

“Fruit Strips” means (a) the products with the SKUs listed in Section 1.1(f)(i) of the Seller Disclosure Schedules and (b) products in the innovation pipeline of Seller listed in Section 1.1(f)(ii) of the Seller Disclosure Schedules, which lists, in each case, Seller may update no later than one (1) Business Day prior to the Closing Date by adding products generally considered in the food industry to be “fruit strips”.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.

“Hazardous Material” means any substance, pollutant, contaminant, material or waste that is classified or regulated in any applicable Law relating to the environment as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Ice Cream Cones” means (a) the products with the SKUs listed in Section 1.1(g)(i) of the Seller Disclosure Schedules and (b) products in the innovation pipeline of Seller listed in Section 1.1(g)(ii) of the Seller Disclosure Schedules, which lists, in each case, Seller may update no later than one (1) Business Day prior to the Closing Date by adding products generally considered in the food industry to be “ice cream cones”.

“Indebtedness” means, with respect to any Person and as of any time, any outstanding and unpaid principal, accrued interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other monetary obligations in respect of: (a) any outstanding indebtedness for borrowed money, including the current and long term portion of all such indebtedness; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all capitalized portions of any lease obligations for leases that are classified as a capital lease in accordance with GAAP; (d) all direct obligations under letters of credit, guarantees and keepwell arrangements, performance bonds or similar instruments, in each case solely to the extent drawn; (e) all obligations (including any earn-outs, contingent payments, indemnities and “seller notes” payable) for the deferred payment of the purchase price of property, services, assets or any business; (f) all obligations arising out of interest rate and currency swap, cap, forward or other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case including any amounts payable to terminate such arrangements; (g) all obligations and other Liabilities secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien; and (h) any intercompany obligations owed to any Seller Entities following the Closing; in the case of each of clauses (a) to (h), of such Person as of such time.

“Information Technology” means any and all computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems hardware and other information technology equipment owned by Seller or any of its Affiliates (including any Purchased Company), but excluding any third-party Software licensed to Seller.

“Intellectual Property” means any and all statutory and/or common law intellectual property or similar proprietary rights throughout the world, including any and all such rights in, arising out of, or associated with the following: (a) United States and foreign patents and patent applications, statutory invention registrations, or similar rights anywhere in the world in inventions, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, reissues, extensions or reexaminations of any of the foregoing (“Patents”); (b) trademarks, service marks, trade dress, trade names, brand names, sub-brands, slogans, logos, corporate names, and all other identifiers of source or quality (whether or not registered), including all variations, derivations and combinations of, and all registrations and applications for registration of, any of the foregoing (“Marks”); (c) World Wide Web addresses, domain names, social media accounts and other identifiers used as or as part of, or to establish, an account name, screen name, nickname, “handle”, or other presence or identification on any social media or other Internet product, service, platform, application, tool or functionality (e.g., Twitter, Facebook, Instagram, Snapchat, YouTube, the comments section of a website), and including any of the foregoing that permits the posting or exchange of user generated content online and any applications and registrations for any of the foregoing (“Internet Properties”); (d) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship (including in Software); (e) trade secrets, know-how, discoveries, formulae, recipes, practices, processes, procedures, ideas, specifications, information, data, databases and data collections (including any of the foregoing relating to customers or consumers) and other rights in Technology that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Judgment” means any judgment, injunction, order, writ, ruling, stipulation, determination, award or decree entered by or with any Governmental Entity.

“Keebler Crackers Brand Collateral” means copyrighted materials (whether registered or unregistered) which (a) contain or use the Keebler Marks and (b) are used as of the Closing Date by Seller directly in connection with the sale, advertising, marketing and/or commercialization of Crackers under the Keebler Marks.

“Keebler Crackers Business” means the business of developing, manufacturing, marketing, distributing and/or selling Crackers using Keebler Marks and/or Keebler Crackers Brand Collateral, in each case as conducted by the Seller and its Subsidiaries. For the avoidance of doubt, notwithstanding anything herein to the contrary but without prejudice to the licenses granted pursuant to the Keebler Trademark License Agreement, the Keebler Crackers Business does not include the Keebler Marks, which are expressly included in the Purchased Assets.

“Keebler Marks” means the Marks designated as “Keebler Marks” on Section 1.1(b)(i) of the Seller Disclosure Schedules.

“Knowledge” means, (a) with respect to Seller, the actual knowledge of any Person listed in Section 1.1(h) of the Seller Disclosure Schedules, after reasonable internal inquiry, and, (b) with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(h) of the Purchaser Disclosure Schedules, after reasonable internal inquiry.

“Law” means any national, state, local, supranational or foreign law (including common law), statute, code, order, ordinance, rule, regulation, constitution, convention or treaty (including any Tax treaty), in each case promulgated, enacted or applied by a Governmental Entity.

“Liabilities” means all Indebtedness, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Licensed Purchaser Products” means the Products made and sold by the Business as of the Closing and Natural Extensions thereof.

“Lien” means any mortgage, lien, deed of trust, pledge, security interest, charge, easement, covenant, right of way, claim, restriction, imperfection of title, encroachment, lease, servitude, license, condition, adverse claim or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.

“Local Transfer Agreement” means any agreement or instrument of conveyance or assumption (other than any Transaction Document), in each case, in a form reasonably agreed between the Parties and their respective counsel, entered into or delivered in connection with the transfer or assumption, as applicable, of the Purchased Assets or the Assumed Liabilities, in any jurisdiction where the such an agreement or instrument of conveyance or assumption is required by applicable Law.

“Located” means physically located on the premises of the specified real property, including, as applicable, the Owned Real Property or the Transferred Leased Property.

“Losses” means losses, Liabilities, claims, fines, deficiencies, damages (excluding punitive or exemplary damages, except to the extent payable to a third party), payments (including those arising out of any settlement or Judgment relating to any Proceeding), interest, obligations, penalties, fees, Taxes and costs and expenses of any kind (including reasonable attorneys’ and accountants’ fees and disbursements).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Natural Extensions” means newly developed products of the same specific product category and type as a Product and that are substitutes for, variations of or substantially similar to a Product.

“Nonrepresented Employee” means a Business Employee who is not covered under a Collective Bargaining Agreement or otherwise represented by a labor union or works council.

“Organizational Documents” means, as applicable with respect to any specified Person, the legal document(s) by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Other IP” means the Seller Licensed Other IP or Purchaser Licensed Other IP.

“Permits” means any permits, approvals, authorizations, consents, franchises, licenses or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens specifically disclosed on the Business Financial Statements; (b) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings; (c) statutory or common law Liens of landlords, Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen or vendors or similar Liens of others imposed by Law or arising in the ordinary course of business with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate Proceedings; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) with respect to real property, (i) defects or imperfections of title; (ii) easements, declarations, covenants, conditions, reservations, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate; (iii) zoning ordinances, variances, exceptions, conditional use Permits and similar regulations, Permits, approvals and conditions, including legal non-conforming uses; (iv) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any Transferred Leased Property (or any real property interest therein superior to that of Seller or any of its Subsidiaries real property interest in such Transferred Leased Property), including mortgages, deeds of trust, master leases or ground leases; (v) any state of facts that an accurate up-to-date ALTA/NSPS Land Title survey made prior to the date hereof would show; (vi) economic development and/or redevelopment agreements, tax benefit or increment agreements, and business incentive agreements; and (vii) terms and conditions and rights of tenants in possession under all Real Property Leases affecting any Real Property Leases; provided, that (with respect to this clause (e) only) any such item does not materially interfere with the ordinary conduct of the Business, or materially impair the continued use and operation of such real property for the purpose for which it is used, as of the Closing Date; (f) Liens that will be released at or prior to the Closing; and (g) Liens deemed to be created by any of the Transaction Documents.

“Person” means any individual, firm, corporation, partnership, limited liability company, associate, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Pie Crusts” means (a) the products with the SKUs listed in Section 1.1(i)(i) of the Seller Disclosure Schedules and (b) products in the innovation pipeline of Seller listed in Section 1.1(i)(ii) of the Seller Disclosure Schedules, which lists, in each case, Seller may update no later than one (1) Business Day prior to the Closing Date by adding products generally considered in the food industry to be “pie crusts”.

“Post-Closing Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means an action, suit, claim, audit, review, inquiry, examination, investigation, arbitration, proceeding, or other litigation by or before any arbitrator or Governmental Entity.

“Products” or “Product” means, collectively or individually, as the circumstances warrant, Cookies, Fruit Snacks, Fruit Strips, Ice Cream Cones and Pie Crusts.

“Property Taxes” means real, personal, intangible and other similar ad valorem property Taxes.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Purchaser Fundamental Representations” means those representations and warranties of Purchaser set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Execution and Delivery; Enforceability), Section 4.3 (solely with respect to clause (a)) (No Conflicts, Consents) and Section 4.6 (Brokers).

“Purchaser Licensed Other IP” means the Business Owned Intellectual Property (other than (i) Patents, Marks, Internet Properties and Product (including Cookies) formulas and recipes and (ii) any and all Business Owned Intellectual Property used or held for use exclusively in, or arising, directly or indirectly, exclusively out of, in each case, the operation or conduct of the Business) solely to the extent (a) used by any Seller Entities (other than any of the Purchased Companies), other than in connection with the Business, during the twelve (12) month period leading up to and including the Closing Date and (b) necessary for the conduct of the Other Seller Business.

“Regulatory Approvals” means all Approvals from any of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other foreign or domestic Governmental Entity having jurisdiction with respect to the Transaction and the other transactions contemplated by the Transaction Documents that are required to permit the consummation of the Transaction and the other transactions contemplated by the Transaction Documents pursuant to applicable Antitrust Laws.

“Related to the Business” means (a) used or held for use primarily in, or (b) arising, directly or indirectly, primarily out of, in each case, the operation or conduct of the Business.

“Representatives” of a Person means such Person’s Affiliates and any officer, director, employee, principal, investment banker, attorney, consultant, auditor, accountant or other advisor or representative of such Person or such Person’s Affiliates.

“Represented Employee” means a Business Employee who is covered under a Collective Bargaining Agreement or otherwise represented by a labor union or works council.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller and all of its Subsidiaries that (a) have any right, title or interest in and to any assets, properties or rights Related to the Business or (b) conduct any portion of the Business, including the entities listed on Section 1.1(j) of the Seller Disclosure Schedules.

“Seller Fundamental Representations” means those representations and warranties of Seller set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Purchased Companies), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.4 (solely with respect to clause (a)) (No Conflicts, Consents) and Section 3.17 (Brokers).

“Seller Licensed Other IP” means any and all Intellectual Property of any Seller Entity (other than the Purchased Companies) other than (a) Patents, Marks and Internet Properties and (b) any and all Business Intellectual Property, in each case that is embodied in any of the Conveyed Technology or otherwise used in the operation of the Business (including in developing, making, having made, using, selling, offering for sale, marketing, importing, manufacturing and otherwise exploiting Products) during the twelve (12) month period leading up to and including the Closing Date.

“Seller Marks” means the corporate names of Seller or any of its Affiliates (other than the Purchased Companies) and any Marks, whether or not registered, in any jurisdiction, owned by Seller or any of its Affiliates (other than the Purchased Companies), other than the Marks included in the Business Intellectual Property.

“SKU” means stock keeping unit.

“Software” means any and all (a) computer software, programs, systems, applications and code, including object code and source code, in any form or medium, and including any software implementations of algorithms, models and methodologies and any development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet sites and (e) documentation, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. For purposes of this Agreement, (x) prior to the Closing, no Purchased Company shall be deemed to be a Subsidiary of Purchaser or any of its Affiliates and (y) from and after the Closing, no Purchased Company shall be deemed to be a Subsidiary of Seller or any of its Affiliates.

“Tangible Personal Property” means machinery, equipment, hardware, furniture, fixtures, tools, fuel, spare and replacement parts, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models and other tangible personal property and assets that are, in each case, Related to the Business, it being understood that Tangible Personal Property shall not include any Intellectual Property, Software, Technology or Information Technology.

“Target Working Capital” means eighty two million five hundred thousand dollars ($82,500,000).

“Tax” means any tax of any kind, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, intangible, personal and real property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, franchise, severance, windfall, custom duties, capital stock, registration and any other similar assessment or governmental charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Proceeding” means any audit, examination, contest, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Technology” means any and all tangible embodiments of Intellectual Property, including documentation, Software, and know-how of employees, relating to processes, methods, designs, formulae, recipes, technical information, or Trade Secrets, other than Information Technology, Commercial Data and Tangible Personal Property.

“Transaction Accounting Principles” means GAAP, consistently applied by Seller, subject to the principles set forth on Section 2.9(a) of the Seller Disclosure Schedules.

“Transaction Documents” means this Agreement, the Supply Agreement, the Reverse Supply Agreement, the Transition Services Agreement, the Kellogg Trademark License Agreement, the IP Assignment Agreement, the Keebler Trademark License Agreement, the Assignment Agreement, the Local Transfer Agreements and Bill of Sale, deeds, assignment and assumption of leases and other real property documents.

“Trapped Cash” means, of any Person and as of any time, (a) any all cash or cash equivalents that are not freely usable, distributable or transferrable by such Person (including security deposits, bond guarantees and cash or cash equivalents held in escrow or held by such Person on behalf of third parties) and (b) outstanding outbound checks, draws, ACH debits and wire transfers.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any comparable state or local law.

“Willful Breach” means (a) with respect to any breach or failure to perform any covenants or other agreements contained in this Agreement, a material breach of, or failure to perform, a covenant, obligation or agreement contained in this Agreement that is a consequence of an act or omission undertaken by the breaching Party that the breaching Party knows or would reasonably be expected to have known that the taking of, or failure to take, such act would cause a material breach of a covenant, obligation or agreement contained in this Agreement, (b) the failure by any Party to consummate the Transaction when required pursuant to the terms of this Agreement after all of the conditions set forth in Article VIII have been satisfied or waived or (c) solely with respect to Purchaser, failure to have obtained the regulatory approval described in Section 8.1(a)(ii) prior to the Outside Date.

“Working Capital” means an amount equal to (a) the Inventory plus (b) the Other Assets, in each case as of immediately prior to the Closing; provided, that in no event shall Working Capital include (i) any amount included within the definition of Closing Cash Amounts (and Working Capital shall be adjusted, if necessary, to exclude all Excluded Assets), or (ii) any asset (current or deferred) in respect of Taxes.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Agreement	Preamble
Allocation	2.10
Allocation Schedule	2.10
Antitrust Laws	3.4
Approvals	2.11(a)
Asset Removal Notice	5.18(a)
Assignment Agreement and Bill of Sale	2.8(a)(viii)
Assumed Liabilities	2.6
Bankruptcy Code	6.1
Base Purchase Price	2.2
Business Contracts	2.4(b)
Business Financial Statements	3.6(a)
Business Information Technology	2.4(h)
Business Permits	3.12(c)
Closing	2.3
Closing Date	2.3
Closing Statement	2.9(a)
Collective Bargaining Agreement	3.15(f)
Competing Business	5.15(b)(i)
Confidentiality Agreement	5.3(a)
Current Representation	11.12(a)
D&O Indemnitees	5.17(a)
Designated Person	11.12(a)
Dispute Notice	2.9(c)
Dispute Resolution Period	2.9(c)
Divestiture Action	5.1(a)
Divestiture Agreement	5.1(a)
Employment Laws	3.15(k)
Enforceability Exceptions	3.3
Environmental Permits	3.13(a)(ii)
Estimated Closing Cash Amounts	2.9(a)
Estimated Closing Indebtedness	2.9(a)
Estimated Working Capital	2.9(a)
Exceptions	5.11(c)
Excluded Assets	2.5
FDA	3.21(a)
Final Purchase Price	2.9(f)
Food Authorities	3.21(a)
FTC	3.21(a)
GDPR	5.8(m)
Guarantees	5.9
Indemnified Party	10.5(a)

Indemnifying Party	10.5(a)
Independent Accounting Firm	2.9(c)
Internet Properties	1.1
Inventory	2.4(i)
IP Assignment Agreement	2.8(a)(x)
Keebler Trademark License Agreement	2.8(a)(xi)
Kellogg Trademark License Agreement	2.8(a)(vi)
Leave Recipients	5.8(a)(ii)
Marks	1.1
Material Contracts	3.11(a)
Non-Assignable Assets	2.11(a)
Non-Regulatory Approvals	2.11(b)
Other Assets	2.4(q)
Other Multiemployer Plan	3.15(b)
Other Party	10.5(d)
Other Seller Business	2.5(z)
Outside Date	9.1(d)
Owned Real Property	2.4(c)
Parties	Preamble
Party	Preamble
Patents	1.1
Personal Information	3.9(k)
Post-Closing Representation	11.12(a)
Post-Closing Statement	2.9(b)
Purchase Price	2.2
Purchased Assets	2.4
Purchased Companies	2.4(a)
Purchased Company	2.4(a)
Purchased Company Assets	2.4(t)
Purchased Company Liabilities	2.6(l)
Purchased Company Securities	3.2
Purchased Company Shares	2.4(a)
Purchaser	Preamble
Purchaser 401(k) Plan	5.8(e)
Purchaser FSA Plan	5.8(i)
Purchaser Indemnified Parties	10.3
Purchaser Licensed Patent	6.2(b)
Purchaser Material Adverse Effect	4.1
Purchaser Parties	10.2(b)
Purchaser R&W Insurance Policy	5.7
Purchaser Tax Indemnified Parties	7.1
Purchaser’s Allocation Notice	2.10
Real Property Lease Assignment	2.8(a)(ix)
Real Property Leases	2.4(c)
Registered Business Intellectual Property	3.9(a)
Related Party Agreement	3.16(a)

Release	5.9
Relevant Party	10.5(d)
Represented Employee Multiemployer Plan	3.15(b)
Represented Transferred Business Employee	5.8(a)(i)
Required Regulatory Approvals	8.1(a)
Retained Claims	2.5(u)
Retained Liabilities	2.7
Reverse Supply Agreement	2.8(a)(iv)
Securities Act	4.7
Seller	Preamble
Seller 401(k) Plans	5.8(e)
Seller Equity Award	5.8(k)(i)
Seller FSA Plan	5.8(i)
Seller Indemnified Parties	10.4
Seller Licensed Patent	6.1(b)
Seller Parties	10.2(b)
Seller Shares	5.8(k)(i)
Seller Tax Indemnified Parties	7.2
Seller’s Allocation	2.10
Shared Contract	2.11(d)
Specified Competing Business	5.15(b)(i)
Supply Agreement	2.8(a)(iii)
Terms and Provisions	3.10(d)
Third Party Claim	10.5(a)
Third Party Provider	3.9(k)
Title Affidavits	2.8(b)(xii)
Top Customers	3.20(a)
Top Suppliers	3.20(b)
Trade Secrets	1.1
Transaction	Recitals
Transfer Taxes	7.8
Transferred Business Employee	5.8(a)(i)
Transferred Commercial Data	2.4(e)
Transferred FSA Balances	5.8(i)
Transferred Leased Property	2.4(c)
Transferred Permits	2.4(l)
Transferred Personnel Files	2.4(p)
Transition Product Assets	2.4(j)
Transition Services Agreement	2.8(a)(v)
USDA	3.21(a)
Volume Commitment Contracts	5.19

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or one or more of its Affiliates, and Purchaser or one or more of its Affiliates shall purchase and acquire from Seller and the other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest in and to the Purchased Assets.

Section 2.2 Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall (a) pay to Seller an aggregate of one billion and three hundred million Dollars ($1,300,000,000) in cash (the “Base Purchase Price”), as adjusted in accordance with Section 2.9 (the Base Purchase Price, as so adjusted, the “Purchase Price”); and (b) assume the Assumed Liabilities.

Section 2.3 Closing Date. The closing of the Transaction (the “Closing”) shall take place at 12:01 a.m. New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on (a) July 28, 2019, provided, that each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) shall have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) on or prior to such date or (b) if such conditions shall not have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) on or prior to such date, on the third (3rd) Business Day following the date on which the last of such conditions (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) has been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed among Seller and Purchaser. In no event shall the Closing occur prior to July 28, 2019 unless otherwise consented to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or one or more of its Affiliates, and Purchaser or one or more of its Affiliates shall purchase, acquire and accept from the Seller Entities, in each case free and clear of all Liens (other than Permitted Liens), all of the Seller Entities’ right, title and interest as of the Closing in and to any assets, properties and rights Related to the Business, other than the Excluded Assets (the “Purchased Assets”). In furtherance of the foregoing, the Purchased Assets shall include all right, title and interest of the Seller Entities in, to and under:

(a) One hundred percent (100%) of the equity interests (the “Purchased Company Shares”) in the entities listed on Section 2.4(a) of the Seller Disclosure Schedules (each, a “Purchased Company,” and, collectively, the “Purchased Companies”);

(b) Subject to Section 2.11(d), (i) each Contract, including the Contracts set forth on Section 2.4(b)(i) of the Seller Disclosure Schedules, exclusively related to the Business, (ii) those portions of any Shared Contracts (as defined below), including the Contracts set forth on Section 2.4(b)(ii) of the Seller Disclosure Schedules, that relate exclusively to the Business, (iii) any Contract executed after the date of this Agreement and prior to the Closing that is exclusively related to the Business and (iv) those portions of any Shared Contracts executed after the date of this Agreement and prior to the Closing that relate exclusively to the Business

(collectively, such Contracts or portion of such Contracts referred to in clauses (i) through (iv), the “Business Contracts”); provided, that Seller may update Section 2.4(b)(i) of the Seller Disclosure Schedules no later than three (3) Business Days prior to the Closing Date solely to account for Business Contracts that were entered into or that have terminated in accordance with their terms and the provisions of Section 5.2 after the date of this Agreement and prior to the Closing Date;

(c) (i) The owned real property listed in Section 2.4(c)(i) of the Seller Disclosure Schedules (together with all buildings, fixtures and improvements erected thereon and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”) and (ii) the real property leases, subleases, licenses, sublicenses or other occupancy agreements from a third party to any Seller Entity as lessee listed on Section 2.4(c)(ii) of the Seller Disclosure Schedules (such leases, the “Real Property Leases” and such leased real property, the “Transferred Leased Property”);

(d) The Business Owned Intellectual Property, including (i) all rights to sue or recover and retain damages, costs and attorney’s fees for past, present and future infringement, misappropriation or other violation of the any of the foregoing and (ii) and the goodwill of the Business appurtenant to any Marks included in the Business Intellectual Property.

(e) All Commercial Data to the extent Related to the Business, solely (i) to the extent and in the form such copies can be provided in compliance with applicable Law, any privacy policies of Seller and any applicable contractual restrictions and (ii) to the extent that such Commercial Data can be segregated from any other Commercial Data of Seller (including Commercial Data primarily related to the Other Seller Business) (the “Transferred Commercial Data”);

(f) The Conveyed Technology, provided that Seller shall only be obligated to provide one copy of such Conveyed Technology to Purchaser;

(g) (i) (A) Any and all Tangible Personal Property Located at the Owned Real Property or the Transferred Leased Property and (B) any and all Tangible Personal Property to the extent exclusively Related to the Business, in each case except for the Tangible Personal Property listed in Section 2.4(g)(i) of the Seller Disclosure Schedules; and (ii) the Tangible Personal Property listed in Section 2.4(g)(ii) of the Seller Disclosure Schedules; provided, that the Seller Entities may update Section 2.4(g) of the Seller Disclosure Schedules no later than three (3) Business Days prior to the Closing Date solely to account for Tangible Personal Property that has been replaced in the ordinary course and in accordance with the provisions of Section 5.2 after the date of this Agreement and prior to the Closing Date;

(h) Any and all Information Technology Related to the Business and Located at the Owned Real Property or the Transferred Leased Property, except for the Information Technology listed in Section 2.4(h) of the Seller Disclosure Schedules (collectively, the “Business Information Technology”);

(i) Any and all raw materials, packaging or other materials, stores, work-in-process, finished goods, supplies, goods in transit, models, prototypes and other inventories that are owned by the Seller Entities, wherever located, in each case, Related to the Business, including any such raw materials, work-in-process, finished goods, supplies and other inventories being held by (i) customers of the Business pursuant to consignment arrangements or (ii) suppliers of the Business under tolling arrangements and including the Specified Inventory (as defined in the Seller Disclosure Schedules) (collectively, the “Inventory”);

(j) The sandwiching equipment (including creme making equipment), tray packing equipment and palletizer that is part of Line 4 located at Seller’s facilities in Grand Rapids, Michigan (collectively, the “Transition Product Assets”); provided, that the delivery and removal of the Transition Product Assets may be delayed up to the two (2) years after the Closing Date in accordance with the provisions of Section 5.18(a);

(k) Any and all goodwill, if any, to the extent Related to the Business or any Purchased Assets;

(l) Subject to Section 2.11, the Business Permits and Environmental Permits (the “Transferred Permits”);

(m) Subject to Section 2.5(u), any and all rights, claims, credits, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) or settlement agreements, in each case, Related to the Business (including under the Business Contracts), including all rights and claims under any and all warranties, indemnities, further assurance and other similar covenants extended by suppliers, vendors, lessors, contractors, manufacturers and licensors in favor of a Seller Entity, a Purchased Company or any of their respective Affiliates, in each case that are Related to the Business, other than any Retained Claims;

(n) Any and all refunds of Taxes for which Purchaser is responsible pursuant to Article VII (or Tax credits received in lieu of such a refund);

(o) Ownership and all originals of any and all documents, books, records (other than Tax Returns and other books and records related to Taxes), books of account, files and data (including any and all Transferred Commercial Data), catalogs, brochures, sales literature, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, lists of present and former suppliers, lists of present and former customers, certificates and other documents Related to the Business in the possession of the Seller Entities, other than any personnel files (except as set forth in Section 2.4(p)) and other than any books, records or other materials that (i) the Seller Entities are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request) or (ii) may be Located at the Transferred Leased Properties or the Owned Real Properties to the extent not Related to the Business; provided, that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (o), the Seller Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures, (B) copies of such books, records or other materials to the extent related to any Excluded Assets or Seller’s and its Affiliates’ obligations under the Transaction Documents, and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes that are archived by the Seller Entities in the ordinary course of business;

(p) To the extent transferrable in compliance with applicable Law, copies of the portions of all personnel files of Transferred Business Employees and Represented Transferred Business Employees relating to (i) the five-year period preceding the Closing and (ii) each applicable Transferred Business Employee’s or Represented Transferred Business Employee’s services to the Business (the “Transferred Personnel Files”);

(q) All prepaid expenses, deferred charges, advance payment and security deposits, in each case, Related to the Business (“Other Assets”);

(r) Subject to Section 5.11, all of the Seller Entities’ rights, to make claims and to receive the proceeds, recoveries or refunds of such claims under the Available Insurance Policies for any Loss that is an Assumed Liability occurring or arising prior to Closing that is covered by such policies and is not repaired or replaced prior to Closing;

(s) Any and all Closing Cash Amounts;

(t) Any and all assets of the Purchased Companies primarily used or owned or held primarily for use, in the operation of the Business or primarily arising from the operation of the Business (the “Purchased Company Assets”); and

(u) Other than the Excluded Assets, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by a Seller Entity and Related to the Business.

The parties hereto acknowledge and agree that a single asset may fall within more than one of clauses (a) through (u) in this Section 2.4; such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required.

Section 2.5 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Seller, the other Seller Entities and their respective Affiliates will retain and not sell, transfer, assign or convey, any of the following assets and properties of the Seller Entities and the Purchased Companies or any asset that is not a Purchased Asset (collectively, the “Excluded Assets”), and Purchaser expressly understands and agrees that the Excluded Assets shall, as applicable, be transferred out of the Purchased Companies prior to the Closing, notwithstanding any other provision of this Agreement:

(a) Any and all assets related to the Benefit Plans;

(b) Other than any loans or advances from one Purchased Company to another Purchased Company, any and all loans and advances, if any, by the Seller Entities to any of their Affiliates or otherwise to the Business;

(c) Any and all Intellectual Property, other than the Business Intellectual Property;

(d) Any and all Commercial Data other than the Transferred Commercial Data and any and all Technology other than the Conveyed Technology;

(e) The Excluded Software;

(f) Any and all raw materials, packaging or other materials, stores, work-in-process, finished goods, supplies, goods in transit, models, prototypes and other inventories other than the Inventory;

(g) Any and all Tangible Personal Property Located at Seller’s W.K. Kellogg Institute for Food & Nutrition Research (WKKI), Battle Creek, MI;

(h) Any and all Contracts and portions of Contracts, other than the Business Contracts and the Real Property Leases;

(i) Any and all Collective Bargaining Agreements;

(j) Except as expressly included in Section 2.4(c), any and all owned and leased real property and other interests in real property;

(k) Except as expressly included in Section 2.4(g), any and all Tangible Personal Property;

(l) Except as expressly included in Section 2.4(h), any and all Information Technology;

(m) Except as expressly included Section 2.4(p), any and all personnel files other than the Transferred Personnel Files;

(n) Any and all refunds of Taxes for which Seller is responsible pursuant to Article VII (or credits received in lieu of such a refund);

(o) Tax Returns and other books and records related to Taxes paid or payable by Seller, the other Seller Entities or any of their respective Affiliates;

(p) Any and all Cash Amounts (excluding any Closing Cash Amounts);

(q) All books and records related to the Retained Claims;

(r) Except as provided for in Section 2.4(r) and subject to Section 5.11, any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not Related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;

(s) Any and all Permits, other than the Transferred Permits;

(t) Any and all trade and accounts receivable;

(u) Any and all rights, claims, credits, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) or settlement agreements, in each case relating to or arising out of any of the matters set forth on Section 2.5(u) of the Seller Disclosure Schedules or out of the Excluded Assets or Retained Liabilities (including all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller, a Purchased Company or any of their respective Affiliates to the extent in relation to any Excluded Assets), and the right to retain all proceeds and monies therefrom (collectively, the “Retained Claims”);

(v) (i) All attorney-client privilege and attorney work-product protection of Seller or associated with the Business as a result of legal counsel representing Seller or the Business in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph and (iii) all documents maintained by Seller in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents;

(w) Any and all assets of the Purchased Companies other than the Purchased Company Assets;

(x) Any and all assets set forth on Section 2.5(x) of the Seller Disclosure Schedules;

(y) The equipment referred to as “Line 3” and “Line 4” located at Seller’s facilities in Rome, Georgia and the equipment located at Seller’s facilities in Cincinnati, Ohio; and

(z) Any and all other assets, business lines, properties, rights and claims of the Seller Entities or any of their respective Affiliates (including the Purchased Companies) not Related to the Business (including, for the avoidance of doubt, the Keebler Crackers Business) (collectively, the “Other Seller Business”).

The parties hereto acknowledge and agree that, except as otherwise provided in this Agreement or in any other Transaction Document, neither Purchaser nor any of its Affiliates will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets.

Section 2.6 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser or one or more of its Affiliates shall assume and hereby agrees to pay, discharge or perform when due the Liabilities of Seller and the other Seller Entities to the extent relating to or arising out of the Purchased Companies, Purchased Assets or the Business, in each case whether accruing prior to, on or after Closing and in each case excluding the Retained Liabilities (the “Assumed Liabilities”):

(a) Any and all Liabilities to the extent relating to or arising out of the Business Contracts;

(b) Any and all Liabilities (i) arising under or relating to Environmental Laws, Environmental Permits or Hazardous Materials and (ii) to the extent relating to or arising out of in any way the Purchased Assets (including the Owned Real Property);

(c) Any and all Liabilities with respect to any return, repair or similar Liabilities to the extent related to Products of the Business that were manufactured or sold on, prior to or after the Closing Date or that were held in the Inventory as of the Closing Date;

(d) Any and all Liabilities with respect to any product recall or similar Liabilities to the extent related to Products that were manufactured or sold on, prior to or after the Closing Date or that were held in the Inventory as of the Closing Date;

(e) Any and all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage with respect to any Products that were manufactured or sold on, or prior to or after the Closing Date or that were held in the Inventory as of the Closing Date;

(f) Any and all Liabilities to the extent relating to or arising out of the Business, whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, but excluding any Retained Liabilities;

(g) Any and all Liabilities for Taxes for which Purchaser is responsible pursuant to Article VII;

(h) Any and all Liabilities in respect of (i) Transferred Business Employees and (ii) Represented Transferred Business Employees, in each case that arise after Closing;

(i) Any and all Liabilities that are assumed by Purchaser or one or more of its Affiliates pursuant to Section 5.8;

(j) Any and all Liabilities in respect of any Proceeding, whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, to the extent relating to or arising out of the Business or the operation or conduct of the Business on, prior to or after the Closing Date, but excluding any Retained Liabilities;

(k) Any and all Liabilities relating to or arising under any Shared Contract, to the extent related to the Business; and

(l) Any and all Liabilities of the Purchased Companies to the extent Related to the Business (the “Purchased Company Liabilities”), including any Indebtedness of the Purchased Companies (solely to the extent such Indebtedness is included in the determination of Closing Indebtedness).

The parties hereto acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (l) in this Section 2.6; such fact does not imply that (i) such Liability shall be transferred more than once or (ii) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another clause.

Section 2.7 Retained Liabilities. Notwithstanding anything to the contrary in Section 2.6, Purchaser and its Affiliates are assuming only the Assumed Liabilities and shall not assume any other Liabilities of Seller or any other Seller Entities or the Purchased Companies, including the following Liabilities (the “Retained Liabilities”), all of which the Seller and the other Seller Entities shall retain and shall be responsible for paying, performing and discharging when due, and Seller expressly understands and agrees that the Retained Liabilities shall, as applicable, be transferred out of the Purchased Companies prior to the Closing, notwithstanding any other provision of this Agreement:

(a) Except as set forth in Section 2.6(l), any Indebtedness;

(b) Any and all Closing Accounts Payable;

(c) Liabilities for which Seller or any of its Affiliates (other than the Purchased Companies) expressly has responsibility pursuant to this Agreement or any other Transaction Document;

(d) Liabilities to the extent relating to or arising out of the Excluded Assets;

(e) Liabilities with respect to any rebate, discount, credit or similar Liabilities related to Products that were sold prior to the Closing Date;

(f) Except as set forth in Section 2.6(h) or Section 5.8, Liabilities (i) arising at or prior to the Closing in respect of Transferred Business Employees and Represented Transferred Business Employees, (ii) with respect to Nonrepresented Employees who do not become Transferred Business Employees, (iii) with respect to Represented Employees who do not become Represented Transferred Business Employees, (iv) relating to or arising under any Benefit Plan or Other Multiemployer Plan or (v) relating to or arising under any Represented Employee Multiemployer Plan with respect to periods ending on or prior to the Closing Date, including Liabilities for benefits earned by current and former employees of Seller and its Affiliates through the Closing Date;

(g) Any and all Liabilities for Taxes for which Seller is responsible pursuant to Article VII;

(h) Liabilities of the Purchased Companies other than the Purchased Company Liabilities;

(i) Corporate-level Liabilities of Seller and its Affiliates that are related to the Seller group as a whole or Seller businesses other than the Business, such as class action lawsuits against Seller that are not Related to the Business;

(j) All Liabilities of Seller or any of its Affiliates for costs and expenses in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including any fees, costs and expenses of or payments to counsel, investment bankers, accountants and other experts and all transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made or due (or to become due) to any Person as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes);

(k) All Liabilities relating to or arising under any Shared Contract, to the extent not related to the Business;

(l) Subject to Section 5.18, all Liabilities relating to the Transition Product Assets arising prior to the date on which such Transition Product Assets are delivered into the possession of Purchaser or one of its Affiliates (including costs of maintenance and storage of such Transition Product Assets);

(m) Liabilities (including Liabilities arising under or relating to Environmental Laws, Environmental Permits or Hazardous Materials) with respect to any formerly owned, leased or operated businesses, operations, products, assets or properties of the Business, the Seller Entities (with respect to the Business) or the Purchased Companies, including those for which a current or future owner, lessee or operator of the Purchased Assets, the Assumed Liabilities or the Business may be alleged to be responsible as a matter of Law, Contract or otherwise;

(n) Any and all Liabilities set forth on Section 2.7(n) of the Seller Disclosure Schedules; and

(o) Liabilities resulting from any Collective Bargaining Agreement with respect to periods ending on or prior to the Closing Date, including Liabilities for benefits earned by or accrued with respect to current and former employees of Seller and its Affiliates through the Closing Date (regardless of when such Liabilities arise).

Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates (including the Purchased Companies) will be required to assume or retain any Retained Liabilities.

Section 2.8 Closing Deliveries.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i) payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), of an amount in immediately available funds equal to the Closing Purchase Price;

(ii) the certificate to be delivered pursuant to Section 8.3(c);

(iii) a counterpart of the Supply Agreement, substantially in the form attached as Exhibit A-1 hereto (the “Supply Agreement”), duly executed by Purchaser;

(iv) a counterpart of the Reverse Supply Agreement, substantially in the form attached as Exhibit A-2 hereto (the “Reverse Supply Agreement”), duly executed by Purchaser;

(v) a counterpart of the Transition Services Agreement, substantially in the form attached as Exhibit B hereto (the “Transition Services Agreement”), duly executed by Purchaser;

(vi) counterpart of the Kellogg Trademark License Agreement, substantially in the form attached as Exhibit C hereto (the “Kellogg Trademark License Agreement”), duly executed by Purchaser;

(vii) a receipt for the Purchased Company Shares, duly executed by Purchaser (and/or one or more of its Affiliates);

(viii) to the extent (A) any Purchased Asset or Assumed Liability is not held by a Purchased Company or (B) any Excluded Asset or Retained Liability is held by a Purchased Company, a counterpart of the Assignment and Assumption Agreement and Bill of Sale for such Purchased Assets (other than the Purchased Company Shares), Assumed Liabilities, Excluded Assets or Retained Liabilities, by and between the applicable Seller Entities and Purchaser (and/or one or more of its Affiliates), substantially in the form attached as Exhibit D hereto (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser (and/or one or more of its Affiliates);

(ix) a counterpart of an assignment and assumption agreement with respect to each Real Property Lease substantially in the form attached as Exhibit F hereto (each, a “Real Property Lease Assignment”), duly executed by Purchaser (and/or one or more of its Affiliates) (as assignee);

(x) a counterpart of the IP Assignment Agreement, substantially in the form attached as Exhibit G hereto (the “IP Assignment Agreement”), duly executed by Purchaser (and/or one or more of its Affiliates);

(xi) a counterpart of the Keebler Trademark License Agreement, substantially in the form attached as Exhibit H hereto (the “Keebler Trademark License Agreement”), duly executed by Purchaser (and/or one or more of its Affiliates);

(xii) counterparts of any Local Transfer Agreements, duly executed by Purchaser (and/or one or more of its Affiliates); and

(xiii) such other deeds, assumptions and other good and sufficient instruments of conveyance and assumption as the Parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in Purchaser all of the Seller Entities’ right, title and interest in, to and under the Purchased Assets.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) the certificate to be delivered pursuant to Section 8.2(c);

(ii) a counterpart of the Supply Agreement, duly executed by each Seller Entity named as a party thereto;

(iii) a counterpart of the Reverse Supply Agreement, duly executed by each Seller Entity named as a party thereto;

(iv) a counterpart of the Transition Services Agreement, duly executed by each Seller Entity named as a party thereto;

(v) a counterpart of the Kellogg Trademark License Agreement, duly executed by Seller;

(vi) certificates evidencing the Purchased Company Shares, to the extent that such Purchased Company Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Purchased Company Shares are not in certificated form, other evidence of ownership or assignment;

(vii) a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto;

(viii) a counterpart of each Real Property Lease Assignment substantially in the form attached as Exhibit F hereto, duly executed by the applicable Seller Entity (as tenant, as assignor);

(ix) a counterpart of the IP Assignment Agreement, substantially in the form attached as Exhibit G hereto, duly executed by each Seller Entity named as a party thereto;

(x) a counterpart of the Keebler Trademark License Agreement, substantially in the form attached as Exhibit H hereto, duly executed by each Seller Entity named as party thereto;

(xi) a duly executed certificate of non-foreign status from each Seller Entity (or, if such Seller Entity is a “disregarded entity” within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), the entity that is treated as the transferor of property for U.S. federal income tax purposes), substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(xii) deeds substantially in the form attached as Exhibit I hereto with respect to the Owned Real Property (provided, that such deeds shall be modified as and to the extent (and only to the extent) required by applicable Law to conform to local legal recording requirements) together with Transfer Tax returns and other required forms and filings, where applicable (and such customary (A) affidavits and (B) so-called “gap” indemnities with respect to acts of Seller Entities between the Closing Date and the recording of the respective deed, in each case that are consistent with and do not expand the representations and warranties of Seller or its Subsidiaries under this Agreement (the “Title Affidavits”) as to matters relating to title as a title insurer shall reasonably require to insure title to, and issue customary endorsements with respect to, the Owned Real Properties);

(xiii) to the extent reasonably practicable, the books, records and other documents that are Purchased Assets pursuant to
Section 2.4(o); provided, that Seller shall deliver to Purchaser all other such books, records and other documents as soon as reasonably practicable after the Closing;

(xiv) to the extent reasonably practicable, the Transferred Commercial Data; provided, that Seller shall deliver to Purchaser all other Transferred Commercial Data as soon as reasonably practicable after the Closing;

(xv) written resignations as a director or officer, as applicable, of one or more Purchased Companies from such Persons as Purchaser may notify Seller in writing not less than five (5) Business Days prior to the Closing Date, effective as of the Closing

(xvi) counterparts of any Local Transfer Agreements, duly executed by each Seller Entity named as party thereto;

(xvii) a copy of a CD, DVD-ROM, USB drive or other electronic medium containing a true, correct and complete copy of the electronic data room prepared by Seller in connection with the Transaction; and

(xviii) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in Purchaser all of the Seller Entities’ right, title and interest in, to and under the Purchased Assets.

Section 2.9 Adjustment to Base Purchase Price.

(a) At least three (3) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”), together with reasonable supporting documentation, setting forth (i) a good-faith estimate of (A) the Working Capital (such estimate, the “Estimated Working Capital”), (B) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”) and (C) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”) and (ii) Seller’s calculation of the Estimated Adjustment Amount. The Closing Statement shall set forth the calculations of such amounts in accordance with the Transaction Accounting Principles. Seller shall provide Purchaser with a reasonable opportunity to review and to propose comments to the Closing Statement, which Seller shall consider in good faith. The Estimated Working Capital, the Estimated Adjustment Amount, the Estimated Closing Cash Amount and the Estimated Closing Indebtedness (in each case as amended as applicable to reflect Purchaser’s comments in accordance with the preceding sentence; provided, that Seller shall have no obligation to accept any comments to the Closing Statement proposed by Purchaser or to amend the Closing Statement or any of the components thereof) shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing.

(b) As promptly as reasonably practicable, and in any event within one hundred and twenty (120) days, after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth the Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Adjustment Amount. The Post-Closing Statement shall set forth in reasonable detail the Purchaser’s calculations of such amounts and shall be prepared in accordance with the Transaction Accounting Principles.

(c) Within forty-five (45) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, that if Seller does not deliver any Dispute Notice to Purchaser within such forty-five (45) day period, the Post-Closing Statement will be final, conclusive and binding on the parties hereto. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and the grounds for such dispute, together with reasonable supporting documentation, and (ii) Seller’s estimate of the correct amount of such item; provided that Seller shall be deemed to have agreed with all other items and amounts on the Post-Closing Statement. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, KPMG LLP or, if KPMG LLP is unavailable or conflicted, another nationally recognized major accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided, that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third nationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of each item on the Dispute Notice still in dispute to the Independent Accounting Firm. Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. The Independent Accounting Firm shall make such final determination based solely on the terms and conditions of this Agreement and the written submissions of Purchaser, on the one hand, and Seller, on the other hand, regarding the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice which Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in their respective presentations to the Independent Accounting Firm described above. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to the disputed line items submitted to the Independent Accounting Firm by Purchaser and Seller and whether any disputed determinations of the Working Capital, the Adjustment Amount, the Closing Cash Amounts and the Closing Indebtedness were properly calculated in accordance with the Transaction Accounting Principles and the definitions in this Agreement. Absent fraud or manifest error, all determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, shall be final, conclusive and binding on the parties hereto. The parties hereto agree that any adjustment as determined pursuant to this Section 2.9(c) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Seller and Purchaser in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Purchaser resolved by the Independent Accounting Firm, such that the Party prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. For example, should the items in dispute total $1,000 and the Independent Accounting Firm awards $600 in favor of Seller’s position, then 60% of the costs of its review would be borne by Purchaser and 40% of the costs of its review would be borne by Seller.

(e) For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent relevant to preparation of the Closing Statement or the Post-Closing Statement, as applicable, and shall permit reasonable access during normal working hours to the personnel that were involved in the preparation of the Closing Statement or the Post-Closing Statement, as applicable, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes thereunder.

(f) The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Adjustment Amount (which may be a positive or negative number), plus (ii) the Closing Cash Amounts, minus (iii) the Closing Indebtedness, in each of cases (i), (ii) and (iii), as finally determined pursuant to Sections 2.9(b) and 2.9(c).

(g) If the Closing Purchase Price exceeds the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; and if the Final Purchase Price exceeds the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser. Any payment required to be made pursuant to this Section 2.9(g) shall be made within five (5) Business Days of the date on which the Adjustment Amount, Closing Cash Amounts and Closing Indebtedness are finally determined pursuant to this Section 2.9.

(h) No actions taken by Purchaser or any of its Affiliates on its own behalf or on behalf of any Purchased Company on or following the Closing Date shall be given effect for purposes of determining the Adjustment Amount (or any other items contained in the Post-Closing Statement), and the determination of the Final Purchase Price shall not take into account any developments or events taking place after the Closing. Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final, conclusive and binding in accordance with this Section 2.9, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures that would impede the final determination of the Adjustment Amount, the Closing Cash Amounts or the Closing Indebtedness or the preparation of any Dispute Notice.

Section 2.10 Purchase Price Allocation. Seller and Purchaser agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets (including among the assets of any Purchased Company that is disregarded as separate from its owner for U.S. federal income tax purposes) in accordance with the methodology set forth on Exhibit E attached hereto (the “Allocation Schedule”) for U.S. federal income tax purposes. No later than one hundred and eighty (180) days after the date on which the Purchase Price is finally determined pursuant to Section 2.9, Purchaser shall deliver to Seller a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes as of the Closing Date determined in a manner consistent with the Allocation Schedule, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchaser’s Allocation”). If Seller disagrees with Purchaser’s Allocation, Seller may, within thirty (30) days after delivery of Purchaser’s Allocation, deliver a written notice (the “Seller’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If the Seller’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes. If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Purchaser. Any allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Allocation Schedule. The allocation, as prepared by Purchaser if no Seller’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Accounting Firm in accordance with the immediately preceding sentence (the “Allocation”), shall be conclusive and binding on the Parties for U.S. federal, state and local income or franchise tax purposes. Neither Seller nor Purchaser shall (and shall cause their respective Affiliates not to) take any position inconsistent with the Allocation on any U.S. federal, state and local income or franchise Tax Return; provided, that Seller, Purchaser (and their respective Affiliates) may file an amended Tax Return that is inconsistent with the Allocation to the extent required in connection with the resolution of an Internal Revenue Service audit or other similar Tax Proceeding, in which case such Party shall promptly notify the other Party in writing of the position reflected on such amended Tax Return.

Section 2.11 Non-Assignment; Consents. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset or Assumed Liability if an attempted sale, assignment, transfer or conveyance thereof would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals” and such assets, collectively, the “Non-Assignable Assets”), (i) constitute a breach or other contravention thereof, or result in any acceleration of obligations of any Seller Entities or the exercise of rights or remedies by any counterparty, including rights of recapture or termination (including in the case of any request for approval or consent, in which case no such request shall be made without the agreement of the Parties), or (ii) be ineffective, void or voidable or materially and adversely affect the rights thereunder of the Seller Entities, the Purchased Companies, Purchaser, or any of their respective Affiliates. It is understood and agreed that the obtainment of any Non-Regulatory Approvals (as defined below) is not a condition to the Closing and that, in the absence of such Non-Regulatory Approvals, the Closing shall proceed in accordance with this Agreement and Purchaser shall pay the full Closing Purchase Price at the Closing without the sale, assignment, conveyance, transfer or delivery of any resulting Non-Assignable Assets.

(b) Prior to the Closing and continuing for a period of eighteen (18) months from and after the Closing Date, Seller and Purchaser shall use reasonable best efforts to provide any notices and to obtain, or cause to be obtained, any Approval (other than Regulatory Approvals, which shall be governed by Section 5.1) (collectively, the “Non-Regulatory Approvals”) required to sell, assign or transfer any Purchased Asset and to obtain the unconditional release of Seller and its Affiliates from all obligations contemplated by Section 2.11(c). If any Non-Assignable Asset cannot or, pursuant to this Section 2.11, is not required to, be assigned, transferred or conveyed at Closing, until the earliest of (i) such time as such applicable Approval or Approvals are obtained, (ii) such time as such Approval or Approvals have been denied in writing, (iii) eighteen (18) months after the Closing Date and (iv) with respect to a Purchased Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract following the Closing by Purchaser or its Affiliate, then Seller shall cooperate with Purchaser to the extent permitted by such Contract and applicable Law, in any arrangement reasonably acceptable to Purchaser and Seller intended to both (x) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Non-Assignable Assets and (y) cause Purchaser to assume and bear all Assumed Liabilities under such Non-Assignable Assets from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Seller shall promptly pay (or cause to be paid) to Purchaser when received all monies received by Seller or any of its Affiliates under any Non-Assignable Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

(c) Notwithstanding anything herein to the contrary, neither Seller nor Purchaser shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee,” discount, rebate or any money or other consideration beyond administrative costs and its attorney’s fees to any Person, agree to any modification or amendment of or any concession to any counterparty to any Contract, or to initiate any claim or Proceeding against any Person in order to obtain any Non-Regulatory Approvals.

(d) Any Contract to which Seller or any of its Affiliates is a party that is not exclusively related to the Business and that relates to both the Business and any Other Seller Business (each, a “Shared Contract”) shall be (x) assigned, transferred and conveyed only with respect to (and preserving the meaning of) those portions that relate exclusively to the Business, to either a Purchased Company or Purchaser or one of its Affiliates, if so assignable, transferable or conveyable, or (y) appropriately amended prior to, on or after the Closing (and, if necessary or deemed reasonably advisable by Seller or Purchaser, new Contracts with respect thereto shall be executed), so that the applicable Purchased Company, Purchaser or one of its Affiliates shall be entitled to the rights and benefit of those parts of the Shared Contract that relate exclusively to the Business and shall assume the related portion of any Assumed Liabilities contemplated by this Agreement. Unless otherwise agreed by Purchaser (in its sole discretion) such amendments and new Contracts shall be on pricing terms not materially less favorable (individually or in the aggregate) to the terms applicable to the Business under the associated Shared Contract and shall otherwise be on terms and conditions not materially less favorable (individually or in the aggregate) to Purchaser than the terms and conditions applicable to the Business under the associated Shared Contract. Notwithstanding the foregoing, (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is a Non-Assignable Asset and (ii) if any Shared Contract is a Non-Assignable Asset and cannot be so partially assigned (or amended) at Closing, until the earliest of (A) such time as the applicable Approval is obtained or denied in writing, (B) eighteen (18) months after the Closing Date and (C) the expiration of the term of such Shared Contract in accordance with its current term or the execution of a replacement Contract following the Closing by Purchaser or its Affiliate, then Seller will cooperate with Purchaser to establish an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those portions that relate exclusively to the Business and (y) cause Purchaser to bear all Assumed Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Seller shall promptly pay (or cause to be paid) to Purchaser when received all monies received by Seller or any of its Affiliates under any Shared Contract that is a Non-Assignable Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

(e) For so long as the Seller Entities hold any Purchased Assets or are parties to any Shared Contracts and provide Purchaser any claims, rights and benefits of any such Purchased Asset or Shared Contract pursuant to an arrangement described in Section 2.11(b) or Section 2.11(d), Purchaser shall indemnify and hold harmless Seller, such Seller Entities and their respective Affiliates from and against all Losses incurred or asserted as a result of Seller’s or any such Affiliate’s or their respective Affiliate’s post-Closing direct or indirect ownership, management or operation of any such Purchased Assets or Shared Contracts (only to the extent that such Losses relate to the Business and are with respect to Assumed Liabilities). Notwithstanding anything contained herein to the contrary, any transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.11 shall be made subject to such Approval being obtained.

Section 2.12 Bulk Sales Waiver. Purchaser and its Affiliates acknowledge that the Seller Entities have not taken, and do not intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or similar) of any jurisdiction. Purchaser and its Affiliates waive compliance by the Seller Entities with the provisions of any “bulk transfer law” or “bulk sales law” (or any similar law) of any jurisdiction in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization, Standing and Power. Each of the Seller Entities and each Purchased Company is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization and has all necessary organizational power and authority to carry on its business as presently conducted. Each of the Seller Entities and Purchased Companies is qualified or otherwise authorized to do business under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.2 Purchased Companies. Section 3.2 of the Seller Disclosure Schedules sets forth the jurisdiction of organization and authorized and outstanding capital stock and other equity interests of each of the Purchased Companies, and all such outstanding capital stock and other equity interests are owned directly or indirectly by Seller or its Subsidiaries. All of the Purchased Company Shares have been duly authorized and validly issued and are fully paid and non-assessable, and the Purchased Company Shares collectively constitute all of the issued and outstanding equity interests of the Purchased Companies. Except for the Purchased Company Shares and except as set forth on Section 3.2 of the Seller Disclosure Schedules, there are no outstanding (a) securities or other similar ownership interests of any class or type of or in any of the Purchased Companies or (b) options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible, exercisable or exchangeable securities, “phantom” equity rights, stock appreciation rights, equity-based performance units, or similar agreements, commitments or undertakings of any kind pursuant to which any of the Purchased Companies is or may become obligated to (i) issue, deliver, transfer, sell or otherwise dispose of, or pay any amount relating to, any of its securities, or any securities convertible into or exercisable or exchangeable for its securities, or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Purchased Companies (the items in clauses (a) and (b) collectively, the “Purchased Company Securities”). Prior to the date hereof, Seller has delivered to Purchaser true and complete copies of the Organizational Documents of each Purchased Company as in effect as of the date hereof. None of the Purchased Companies is, or since January 1, 2014 has been, engaged in any material activities other than in connection with the operation of the Business.

Section 3.3 Authority; Execution and Delivery; Enforceability. Each Seller Entity has all necessary power and authority to execute this Agreement and the other Transaction Documents to which it is a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by each Seller Entity of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the Transaction and the other transactions contemplated hereby and thereby are within its organizational powers and have been duly authorized by all necessary corporate or other action of the Seller Entities. Seller has duly executed and delivered this Agreement, and will duly execute and deliver (and cause the other Seller Entities to duly execute and deliver) the other Transaction Documents to which it is a party, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute Seller’s valid and binding obligation and the other Transaction Documents will constitute the valid and binding obligation of each Seller Entity party thereto, in each case enforceable against each such Person in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.4 No Conflicts; Consents. The execution and delivery by each Seller Entity of this Agreement and the other Transaction Documents to which it is a party does not and will not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by such Seller Entity with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any consent or other action by any Person, or give rise to a right of termination, cancellation or acceleration of any right or obligation or any loss of any benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (a) the Organizational Documents of any Seller Entity or Purchased Company, (b) any Judgment or Law applicable to the Business, or to which any Seller Entity, Purchased Asset or Purchased Company is subject or (c) any Business Contract, except, with respect to the foregoing clauses (b) and (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. No Approval of any Governmental Entity or under any Permit is required to be obtained or made by or with respect to the Seller Entities or the Purchased Companies in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Transaction and the other transactions contemplated hereby and thereby, other than (i) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) set forth on Section 3.4(i) of the Seller Disclosure Schedules, (ii) in respect of any licenses or Permits Related to the Business listed on Section 3.4(ii) of the Seller Disclosure Schedules and (iii) those that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.5 Proceedings; Judgments. There are no, and since January 1, 2016, there have not been any, Proceedings or Judgments pending or, to the Knowledge of Seller, threatened against Seller, its Affiliates or the Purchased Companies or any of their respective properties, directors or employees with respect to the Business, any Purchased Assets or any Assumed Liabilities, except for any such Proceedings or Judgments that would not reasonably be expected to result in any Liabilities of such Persons with respect to the Business, any Purchased Assets or any Assumed Liabilities and except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The operation of the Business is not subject to any Judgment the failure to be in compliance with which would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) Section 3.6(a) of the Seller Disclosure Schedules sets forth true and complete copies of the unaudited statements of income of the Business for the fiscal years ended December 29, 2018 and December 30, 2017 (collectively, the “Business Financial Statements”).

(b) The Business Financial Statements (i) have been prepared from the consolidated financial statements and accounting records of Seller (which have been prepared in all material respects in accordance with GAAP, consistently applied by Seller), have been prepared solely for the purposes of the Transaction, and have been prepared on the basis of presentation outlined in Section 3.6(b) of the Seller Disclosure Schedules in all material respects and (ii) fairly present in all material respects the statements of income of the Business for the respective periods covered therein, in each case, in the aggregate, on the basis of presentation outlined in Section 3.6(b) of the Seller Disclosure Schedules; provided, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and therefore the Business Financial Statements do not necessarily include all of the costs necessary for the Business to operate as a separate standalone entity, nor do they necessarily represent the financial, operating or other results of the Business had the Business been operated as a standalone entity.

(c) The Assumed Liabilities do not include any Liabilities other than Liabilities (i) set forth on the Closing Statement or in any section of the Seller Disclosure Schedules, (ii) that were incurred since December 29, 2018 in the ordinary course of business, consistent with Seller’s past practice (none of which are Liabilities arising out of any tort, infringement or misappropriation or any breach of, or default under, any Law, Contract, Permit or warranty, or that relates to any Proceeding), (iii) that are incurred pursuant to this Agreement (excluding Liabilities arising out of a breach of this Agreement) or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.7 Absence of Changes or Events.

(a) Except in connection with or in preparation for the Transaction and the other transactions contemplated by this Agreement, since December 29, 2018, through the date of this Agreement, (i) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been action taken by Seller or any of its Affiliates that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent, would constitute a breach of Sections 5.2(b)(i), 5.2(b)(ii), 5.2(b)(iii), 5.2(b)(v),
5.2(b)(vii), 5.2(b)(x), 5.2(b)(xiii), 5.2(b)(xvi), 5.2(b)(xvii), 5.2(b)(xix), 5.2(b)(xx) or 5.2(b)(xxii) (solely as it relates to the foregoing sub-sections of Section 5.2(b)).

(b) Since December 29, 2018 through the date of this Agreement, there has not occurred any event, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.8 Title; Sufficiency of Assets.

(a) Except as otherwise set forth on Section 3.8(a) of the Seller Disclosure Schedules and except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) Seller or its Subsidiary has good and valid title to, or the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement and the transactions contemplated hereby, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens) and (ii) Seller or its Subsidiary has good and valid title to the Purchased Company Shares, free and clear of Liens, and is the record and the beneficial owner of all such Purchased Company Shares, free and clear of all Liens.

(b) (i) Taking into account all of the Transaction Documents, (ii) assuming all Approvals required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained and all Business Permits and Environmental Permits have been transferred, and (iii) excluding the Excluded Services (as defined in the Transaction Services Agreement), at the Closing, the Purchased Assets (including the Purchased Company Shares) will constitute all of the property and assets that are adequate and necessary to conduct the Business in all material respects as currently conducted.

(c) The foregoing is not intended to be, and shall not be construed as, a representation or warranty of non-infringement of a third party’s Intellectual Property.

Section 3.9 Intellectual Property.

(a) Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list of all registered Intellectual Property, including applications therefor, included in the Business Owned Intellectual Property (the “Registered Business Intellectual Property”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Business Intellectual Property and the Intellectual Property licensed to the Purchaser and its Affiliates (including the Purchased Companies) hereunder and under the Transaction Documents constitute all of the Intellectual Property used or held for use in, or otherwise necessary to enable Purchaser and its Affiliates (including the Purchased Companies) to conduct and operate, the Business as currently conducted and operated in all material respects. No Mark included in the Business Owned Intellectual Property has been assigned without all of the goodwill appurtenant to such Mark.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Seller Entities and the Purchased Companies have taken such actions as are reasonably necessary to maintain and protect the Business Owned Intellectual Property, including remaining current in the payment of all registration, maintenance and renewal fees with respect to each item of Registered Business Intellectual Property. None of the Business Owned Intellectual Property has been adjudged invalid or unenforceable, in whole or in part, and, to the Knowledge of Seller, all such Business Owned Intellectual Property is subsisting, and not invalid or unenforceable.

(d) A Seller Entity or Purchased Company is the sole owner of all right, title and interest in and to each item of Business Owned Intellectual Property (including the goodwill appurtenant to any and all Marks included therein), in each case free and clear of all Liens. No Contract licensing any Business Licensed Intellectual Property is subject to any Lien. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Business Intellectual Property, or (ii) to the Knowledge of Seller, encumber any of the Intellectual Property licensed or owned by Purchaser or any of its Affiliates.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, neither Seller nor any of its Affiliates (including any of the Purchased Companies) have received any notice (i) that any of the Business Intellectual Property is subject to any Judgment adversely affecting the use thereof by, or rights thereto of, any Seller Entity or Purchased Company (as applicable) and (ii) of any Proceeding pending or, to the Knowledge of Seller, threatened against any Seller Entity or Purchased Company seeking to deny or restrict, or challenging the ownership, validity, enforceability or other rights of such Seller Entity or Purchased Company in any of the Business Intellectual Property (other than ordinary course proceedings related to the application for any item of the Registered Business Intellectual Property). There are no pending Proceedings brought by any Seller Entity or Purchased Company against any third party, and no Seller Entity or Purchased Company has provided notice to any third party since January 1, 2016, alleging infringement, misappropriation or other violation of any Business Intellectual Property by such third party; and there are no pending or, to the Knowledge of Seller, threatened Proceedings against Seller or any of its Affiliates (including any of the Purchased Companies) brought by any third party, and neither Seller nor any of its Affiliates (including any of the Purchased Companies) have received any notice from any third party since January 1, 2016, alleging that the operation of the Business or the manufacture, use, sale, importation or distribution of any Products infringe, misappropriate or otherwise violate any Intellectual Property of such third party, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the operation and conduct of the Business and the manufacture, use, sale, importation or distribution of the Products have not infringed, misappropriated or otherwise violated any Intellectual Property of any third party. To the Knowledge of Seller, no third party has infringed, misappropriated or otherwise violated any Business Owned Intellectual Property or any Seller Entity’s or Purchased Company’s rights under any exclusively licensed Business Licensed Intellectual Property in any material respect.

(g) Except as would not reasonably be expected to have a Business Material Adverse Effect, to the Knowledge of Seller, the Seller Entities and the Purchased Companies are current in the payment of all registration, maintenance and renewal fees with respect to the Business Intellectual Property, except in each case as Seller has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (i) Seller and each of its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to protect and maintain the confidentiality of all Business Intellectual Property where the value of which is contingent upon maintaining the confidentiality thereof (including any Trade Secrets included in the Business Intellectual Property), (ii) to the Knowledge of Seller, there are no unauthorized uses or disclosures of any such Business Intellectual Property (including any such Trade Secrets), (iii) to the extent that such Business Intellectual Property has been disclosed to employees, Representatives and agents of the Seller Entities and Purchased Companies and other third parties, such disclosure has been pursuant to a written confidentiality agreement containing terms no less protective than those previously disclosed to Purchaser, and, to the Knowledge of Seller, each such agreement is valid and enforceable and no such agreement has been breached or violated and (iv) all employees and contractors of the Seller Entities and Purchased Companies engaged in the development of any Intellectual Property or Technology for the relevant Seller Entity or Purchased Company have signed invention assignment agreement in a form made available to Purchaser whereby such employees and contractors presently assign to Seller or one of its Affiliates (including any Purchased Company) all of their right, title and interest in and to such Intellectual Property or Technology and, to the Knowledge of Seller, each such agreement is valid and enforceable and no such agreement has been breached or violated.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) there are no defects in any of the Software included in the Business Owned Intellectual Property that would prevent such Software from performing in accordance with its user specifications, (ii) there are no viruses, worms, Trojan horses, timers, bombs or similar malicious programs in any such Software, and (iii) no such Software contains any Software code that is licensed under any terms or conditions that require that any such Software be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) the Business Information Technology to the extent transferred hereunder is fully functional and operates and performs in a manner that permits Seller and its Affiliates (including the Purchased Companies) to conduct the Business as currently conducted, (ii) there has been no unauthorized use, access, interruption, modification or corruption of any Business Information Technology, or any information or transactions stored or contained therein or transmitted thereby and (iii) Seller and its Affiliates (including any of the Purchased Companies) have taken reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the Business Information Technology, and any information or transactions stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification or corruption, including by the implementation and periodic testing of (A) data backup, (B) disaster avoidance and recovery procedures, (C) business continuity procedures and (D) encryption and other security protocol technology.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) in respect of the conduct of the Business, the Seller Entities and the Purchased Companies, and any Person acting on behalf of a Seller Entity or Purchased Company (“Third Party Provider”), have each taken reasonable actions and implemented policies and procedures which, in each case, are appropriate in accordance with normal industry practice and applicable Law to protect and maintain the privacy and security of any personal information and any other confidential data or information that can be used to specifically identify a Person (“Personal Information”), including protecting such information from any unauthorized access, disclosure or use, (ii) each Seller Entity, Purchased Company and Third Party Provider has complied, and is in compliance, with all Laws, contractual obligations, policies and procedures relating to Personal Information, including the collection, use, storage, processing, transfer, protection and disclosure thereof and (iii) there have not been any written or other complaints or notices, or any audits, Proceedings, investigations or claims conducted or asserted, by any other Person (including any Governmental Entity) regarding any collection or use of any Personal Information by or on behalf of the Business or any violation of any applicable Laws, contractual obligations, policies or procedures, and, to the Knowledge of Seller, there is no reasonable basis for the same.

Section 3.10 Real Property.

(a) The Seller Entities have good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens, other than Permitted Liens, and the applicable Subsidiaries of Seller are in possession of the Owned Real Properties in their entirety. There are no leases, subleases, options, rights or other agreements or arrangements granting to any other Person the right to purchase, lease, use or occupy the Owned Real Property or any portion thereof or interest therein. There is no other Owned Real Property that is Related to the Business. Since January 1, 2016, neither Seller nor any of its Subsidiaries has received written notice of any default under any restrictive covenants affecting the Owned Real Property which remain uncured, nor has there occurred any event that, with or without the lapse of time or the giving of notice or both, would constitute such a default under any such restrictive covenants, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) neither Seller nor any of its Subsidiaries has received written notice that any parcel of Owned Real Property is subject to any pending condemnation action or other such taking, and to the Knowledge of Seller no such condemnation or other taking is threatened, (ii) no portion of the Owned Real Property or the improvements thereon has suffered any material damage by fire or other casualty which has not heretofore been substantially repaired and restored, (iii) none of the Owned Real Property relies on the use of any real property not part of the applicable Owned Real Property to fulfill any zoning, building code or other legal requirements with respect to the use or occupancy of the buildings and improvements thereon, (iv) other than the rights of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, (v) the Owned Real Property has lawful means of access, ingress and egress to and from a public street or highway, and (vi) neither the Seller nor any of its Subsidiaries has received any written notice from any Governmental Entity that the Owned Real Property is currently in violation of any applicable Law that has not been remedied or cured.

(b) The Seller Entities have a valid leasehold estate under all Real Property Leases as lessee, in each case free and clear of all Liens, other than Permitted Liens, and the applicable Subsidiaries of Seller are in possession of the Transferred Leased Property in their entirety. There are no subleases, licenses, concessions or other contracts granting to any Person other than the applicable Subsidiary of Seller the right to use or occupy any portion of the real property subject to any Real Property Lease. Except for the Real Property Leases, there are no real property leases Related to the Business. All Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. No written notices of default under any Real Property Lease have been sent or received by Seller or any of its Affiliates since January 1, 2016 that have not been cured or remedied, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The applicable Subsidiary of Seller that is party thereto, as the case may be, and, to the Knowledge of Seller, all landlord counterparties to the Real Property Leases, have performed all obligations required to be performed by it to date under such Real Property Leases, and are not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) all plants, buildings, structures, equipment and improvements included in or located on the Transferred Leased Property and Owned Real Property are structurally sound and in good operating condition and repair (ordinary wear and tear excepted) and have been maintained substantially in accordance with normal industry practice and in material compliance with applicable Law and Permits (or any noncompliance has been remedied or cured), are adequate and suitable for their present uses, and have not suffered any casualty or other damage that has not been repaired, (ii) the current use and operation of the Business at the Transferred Leased Property and Owned Real Property (and the related improvements) is permitted or constitutes a lawful nonconforming use under any applicable Laws relating to building, zoning, subdivision or other land use, and (iii) to the Knowledge of Seller, there are no pending or contemplated special assessments or Taxes affecting all or any portion of the Transferred Leased Property or Owned Real Property which would increase the real property Taxes or similar charges payable by Seller or any of its Affiliates with respect to any Transferred Leased Property or Owned Real Property, subject to the effects of the Transaction Documents and the transactions thereunder.

(d) Seller and Purchaser agree that, as a matter solely between them, the representations, warranties, covenants, indemnities, limitations and other terms contained in this Agreement (collectively, the “Terms and Provisions”) shall not be superseded by the execution and delivery of any Real Property Lease Assignment but shall remain in full force and effect between Seller and Purchaser to the fullest extent provided in this Agreement. In the event of any conflict or inconsistency between the Terms and Provisions and the terms, covenants and conditions of any Real Property Lease Assignment, as a matter solely between Seller and Purchaser the Terms and Provisions shall govern; provided that, insofar as the respective landlord under each Real Property Lease is or may be concerned, in no event shall any of the Terms and Provisions modify, reduce, increase or otherwise affect (i) the rights and obligations of the parties under the Real Property Lease Assignment or of the parties under the respective Real Property Lease, or (ii) the rights and obligations of the respective landlord.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Seller Disclosure Schedules sets forth as of the date hereof a true and complete list of each of the following Contracts (other than completed purchase orders and fully paid invoices) to which (x) any Purchased Company is a party or by which any Purchased Asset is bound or (y) that is Related to the Business or a Shared Contract and to which any Seller Entity is a party (in each case, other than any Contract that is an Excluded Asset, or any Contract listed on Section 3.16(a) of the Seller Disclosure Schedules) (each such Contract set forth or required to be set forth in Section 3.11(a) of the Seller Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract pursuant to which (A) the Business purchased during the calendar year ended December 31, 2018 or (B) Seller reasonably expects the Business to purchase during the current calendar year, at least five million dollars ($5,000,000) of goods and/or services;

(ii) any Contract pursuant to which (A) the Business sold during the calendar year ended December 31, 2018 or (B) Seller reasonably expects the Business to sell during the current calendar year, at least ten million dollars ($10,000,000) of goods and/or services;

(iii) any co-packing or co-manufacturing Contract or other Contract providing for the manufacture or production of any Product by a third party that provides for annual payments by the Business of five million dollars ($5,000,000) or more;

(iv) any Contract requiring (or that Seller reasonably expects to require) future capital expenditure obligations of the Business in excess of two million dollars ($2,000,000) in the aggregate;

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Business will have a material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation or any other material Liability or that has not been consummated as of the date hereof;

(vi) any material joint venture, partnership, profit sharing or other similar agreement involving co-investment between the Business and a third party;

(vii) any Contract containing covenants that would, after the Closing, restrict or limit in any material respect the ability of the Business or any Purchased Company or any of their respective Affiliates to compete in any business or with any Person or in any geographic area;

(viii) any material Contract granting a license, covenant not to be sued, or other right (A) to any third party with respect to any Business Intellectual Property, (B) to Seller or any of its Affiliates (other than any Purchased Company) with respect to Intellectual Property of any third party and which is Related to the Business or (C) to any of the Purchased Companies; provided, that, for clarity, the foregoing clauses (A) – (C) shall exclude any licenses for off-the-shelf Software, employee invention assignment agreements, and non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(ix) any Contract relating to Indebtedness of a Purchased Company, except any such Contract with an aggregate outstanding principal amount not exceeding two million dollars ($2,000,000) and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(x) any Contract relating to the placing of a Lien (other than a Permitted Lien) on any of the Purchased Assets;

(xi) any material Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities, or any other Contract providing for commissions;

(xii) any Contract with any Top Customer or Top Supplier that is not otherwise required to be disclosed in this Section 3.11(a);

(xiii) any guarantee (including of performance under any Contract), letter of credit or other credit arrangement, including surety and performance bonds and similar arrangements, issued or entered into by any Purchased Company in support of any Liability of Seller or any of its Affiliates (other than a Purchased Company) or issued or entered into by any other Person for the benefit of any Purchased Company;

(xiv) any Contract that contains any “most favored nation” terms, right of first offer or refusal, exclusive dealing arrangement or minimum purchase, “take or pay” or “requirements” provisions, in each case that are material to the Business;

(xv) any Contract pursuant to which any Purchased Company is required to make any loan, advance or capital contribution to any Person, or investment in any other Person, in each case in excess of one million dollars ($1,000,000);

(xvi) any (A) lease or sublease of personal property providing for annual rentals of one million dollars ($1,000,000) or more or (B) Real Property Lease that is material to the Business;

(xvii) any Contract providing for the indemnification of any Person by Seller or any of its Affiliates in respect of the Business or by any Purchased Company, in each case that is material to the Business (excluding indemnification of customers or vendors in the ordinary course of business consistent with past practice); and

(xviii) any Contract relating to the resolution, settlement, release or compromise of any actual or threatened Proceeding Related to the Business with a value greater than two million dollars ($2,000,000) which is not a Retained Liability or which provides for any equitable remedy Related to the Business that remains unsatisfied as of the date hereof.

(b) Seller has provided to Purchaser a true and complete copy of each Material Contract in effect as of the date hereof. Each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity party thereto and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, in each case, subject to the Enforceability Exceptions and except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Neither Seller (or its applicable Subsidiary) nor, to the Knowledge of Seller, any other party to a Material Contract is in breach or violation of, or default under, any Material Contract and no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach, violation or default (whether with or without lapse of time or notice or both), except in each case as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. For purposes of this Section 3.11(b) (other than the first sentence hereof), the references to “Material Contract” shall include any Contract entered into after the date hereof that would constitute a Material Contract if entered into prior to the date hereof.

Section 3.12 Compliance with Applicable Laws; Permits.

(a) None of the Seller or any of its Affiliates (with respect to the Business) or the Purchased Companies is or since January 1, 2016 has been in violation of any Law applicable to the conduct of the Business or relating to the Purchased Assets, the Assumed Liabilities or the Purchased Companies, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) No Seller Entity, nor any of their respective officers or directors, nor, to Seller’s Knowledge, any of their respective employees or Representatives acting on their behalf or at their direction has, in each case with respect to the Business, directly or indirectly, violated any applicable Anti-Corruption Laws, in the past five years, except for violations that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) Seller and its Affiliates hold, and since January 1, 2016 have held, all Permits necessary for the conduct of the Business as presently conducted, other than any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (collectively, the “Business Permits”). The Business Permits are valid and in full force and effect, Seller and its Affiliates and the Business are in compliance with the terms of the Business Permits and no condition exists that, with or without notice or lapse of time or both, would constitute a default under the Business Permits, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.13 Environmental Matters.

(a) Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect:

(i) the Seller Entities (with respect to the Business) and the Purchased Companies are and have been in compliance with all applicable Environmental Laws since January 1, 2014, except with respect to any non-compliance that has been fully resolved, paid, mitigated or remedied in compliance with Environmental Laws;

(ii) the Seller Entities and/or the Business hold and have renewed and maintained all Permits with respect to Environmental Laws necessary for the ownership or operation of the Business (the “Environmental Permits”);

(iii) the Seller Entities and the Business are and, since January 1, 2014, have been in compliance with the terms of the Environmental Permits, except with respect to any non-compliance that has been fully resolved, paid, mitigated or remedied in compliance with Environmental Laws;

(iv) Since January 1, 2014, no written notice, demand, request for information, citation, summons or complaint has been received, no Judgment has been issued or is otherwise in effect, no penalty has been assessed and no investigation, action, claim, suit, Proceeding or review is pending or, to the Seller’s Knowledge, threatened, with respect to the Seller Entities (with respect to the Business), the Purchased Companies or the Business (or any of their respective predecessors) that relates to any Environmental Law, Environmental Permit or Hazardous Material, except in each case that has been resolved, paid, remedied or mitigated in compliance with Environmental Laws; and

(v) no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from (A) the Owned Real Property, the Transferred Leased Property or any other property or facility now or previously owned, leased or operated by, or (B) to the Knowledge of Seller, any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case the Seller Entities (with respect to the Business), the Purchased Companies or the Business (or any of their respective predecessors).

(b) Except as has been made available to the Purchaser at least five days prior to the date hereof, with respect to the period from January 1, 2014 there is no material written environmental investigation, study, audit, test, review, analysis or other report in the possession or control of the Seller or the Purchased Companies that is Related to the Business, the Owned Real Property or the Transferred Leased Property that would reasonably be expected to require or result in any material expenditures or liabilities, except in each case that has been resolved, paid, remedied or mitigated in compliance with Environmental Laws.

Section 3.14 Taxes. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (a) all Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities, and the Business and by or with respect to the Purchased Companies have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete; (b) all Taxes shown to be due on such Tax Returns have been paid or will be timely paid by the due date thereof; (c) as of the date of this Agreement, there is no pending Tax Proceeding by any Taxing Authority with respect to any Taxes of the Purchased Companies; (d) each of the Purchased Companies has complied with all applicable Laws relating to the withholding of Taxes; (e) none of the Purchased Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; (f) there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens; and (g) each of the Purchased Companies is, and has been since its inception, classified as a “disregarded entity” for U.S. federal income tax purposes (and is not the direct or indirect successor by merger, conversion or otherwise to an entity treated as a corporation for U.S. federal income tax purposes), and no Purchased Company is subject to tax in any non-U.S. jurisdiction.

Section 3.15 Labor Relations; Employees and Employee Benefit Plans.

(a) On the date hereof, Seller has delivered to Purchaser a true and complete anonymized list of each Business Employee as of the date hereof setting forth each such Business Employee’s (i) title/position, (ii) principal place of employment, (iii) status (active or on leave, and if on leave, the nature of the leave and, if available, the expected return date; full-time or part-time), (iv) union status, (v) hire date (and service crediting date, if different), (vi) accrued vacation and/or paid time off, (vii) annual base salary or base wage rate, (viii) exemption status, (ix) target cash incentive compensation opportunity, and (x) target equity incentive compensation opportunity. No later than twenty (20) Business Days prior to the anticipated Closing Date, Seller shall deliver a revised version of such list which is updated as of the date of delivery and includes the name of each Business Employee.

(b) Section 3.15(b) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan and each Multiemployer Plan contributed to on behalf of any Business Employees (each such Multiemployer Plan, a “Represented Employee Multiemployer Plan” and any other Multiemployer Plan with respect to which Seller or any of its Affiliates has an obligation to contribute, an “Other Multiemployer Plan”). Seller has made available to Purchaser the summary plan description relating to each such material Benefit Plan and has or will make available any other information within its possession regarding any Benefit Plans as reasonably required for Purchaser to comply with its obligations under Section 5.8, subject to applicable Law.

(c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification, and no circumstances exist that would reasonably be expected to result in any such letter being revoked.

(d) All contributions, premiums and payments required to be made by Law, by the terms of a Benefit Plan, on behalf of each Business Employee or any agreement relating thereto, the terms of any Collective Bargaining Agreement to any Represented Employee Multiemployer Plan (including any surcharges or premiums) since January 1, 2016 have been timely made in all material respects.

(e) Except as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will (i) result in any material payment or benefit becoming due to any Business Employee, (ii) materially increase any compensation or benefits payable to any Business Employee or (iii) result in the acceleration of the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of any payments or benefits to any Business Employee.

(f) Set forth on Section 3.15(f) of the Seller Disclosure Schedules is a true and correct list of each collective bargaining agreement, union contract, or other labor agreement covering Business Employees(each, a “Collective Bargaining Agreement”), which list is true and complete as of the date of this Agreement. Neither Seller nor any of its Affiliates is currently negotiating in connection with entering into any other Collective Bargaining Agreements. With respect to any Collective Bargaining Agreement set forth on Section 3.15(f) of the Seller Disclosure Schedules, no consent or consultation of, requirement to provide information to, or the rendering of, or receipt of an opinion or formal advice by, any labor or trade union, works council or other employee representative body or any Governmental Entity with jurisdiction over labor matters is required for Seller to enter into this Agreement or to consummate the Transaction.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, neither Seller nor any of its Affiliates has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement, and neither the execution and delivery of this Agreement nor the consummation of the Transaction will, either alone or in combination with any other event, result in any breach or other violation of any Collective Bargaining Agreement.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, none of the individuals listed or described on Section 3.15(h) of the Seller Disclosure Schedules has communicated to any union or to any Represented Employee that Purchaser (i) will assume, adopt or follow any Collective Bargaining Agreement; (ii) will hire all or substantially all of the individuals in the bargaining unit; (iii) will offer initial terms and conditions of employment the same as or similar to those currently set forth in any Collective Bargaining Agreement or any other binding agreement with Seller or an Affiliate thereof regarding the compensation or benefits of Represented Employees; or (iv) has indicated a waiver of Purchaser’s right to use an open hiring process to hire its workforce or its right to set initial terms and conditions of employment.

(i) Since January 1, 2016, there have been no pending or, to the Knowledge of Seller, threatened (i) strikes, lockouts, slowdowns, work stoppages, or similar labor activity or disputes involving Business Employees, (ii) unfair labor practice charges or complaints filed with the National Labor Relations Board or any other Governmental Entity with respect to the Business or (iii) material grievances relating to the Business under any Collective Bargaining Agreement.

(j) Since January 1, 2016, there have not been any union organizing drives, petitions, or efforts to organize any Business Employees by a union or other labor organization, including but not limited to any representation petitions filed with the National Labor Relations Board.

(k) With respect to the Business, Seller and its Affiliates are, and have been since January 1, 2016 in compliance in all material respects with all applicable Laws with respect to employment and labor, including but not limited to, Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunities, fair employment practices, harassment, retaliation, hiring, promotion and termination of employees, working conditions, leaves of absence, paid sick leave, classification of service providers, unemployment insurance, employment discrimination, safety and health, immigration status, workers’ compensation, and the collection and payment of withholding and employment Taxes (collectively, “Employment Laws”). Since January 1, 2016 there have been no material Proceedings relating to the Employment Laws pending or, to the Knowledge of Seller, threatened with respect to the Business before any arbitrator or Governmental Entity, including the U.S. Equal Employment Opportunity Commission or any similar state or local agency. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, neither Seller nor any of its Affiliates has any Liability for the misclassification of any Person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) paid by Seller or its Affiliates.

(l) Seller and its Affiliates (with respect to the Business) are, and have been since January 1, 2016, in material compliance with the WARN Act and have no material unsatisfied Liabilities thereunder with respect to the Business. None of Seller or any of its Affiliates (with respect to the Business) has, within the ninety (90) days prior to the date of this Agreement, closed any plant or facility, effectuated any mass layoffs of employees or implemented any early retirement, separation or similar program, in each case, in violation of the WARN Act, nor has Seller or any of its Affiliates (with respect to the Business) announced any such action or program for the future.

Section 3.16 Intercompany Arrangements.

(a) Except for any Contracts involving amounts that are not material to the Business and other than the Transaction Documents and the Contracts contemplated thereby, the Organizational Documents of the Purchased Companies and any Contracts that will be terminated prior to the Closing in compliance with Section 5.2, Section 3.16(a) of the Seller Disclosure Schedules lists all Contracts (i) between any Purchased Company on the one hand, and (A) Seller or any of its Affiliates (other than any Purchased Company), (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates (other than any Purchased Company), (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates (other than any Purchased Company) or (D) any director or officer of Seller or any of its Affiliates (other than any Purchased Company) or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934) of any such director or officer, on the other hand (each such Contract described in the foregoing, a “Related Party Agreement”).

(b) Section 3.16(b) of the Seller Disclosure Schedules contains a true and complete list in all material respects of all intercompany balances as of December 29, 2018 between Seller and its Affiliates (other than any Purchased Company), on the one hand, and a Purchased Company, on the other hand, other than any such intercompany balances that will be included on the Closing Statement. Since December 29, 2018, there has not been any material accrual of Liability by any Purchased Company to Seller or any of its Affiliates (other than any Purchased Company), or any material accrual of Liability by Seller or any of its Affiliates (other than any Purchased Company) to any Purchased Company, except as will be included on the Closing Statement or, with respect to the period prior to the date of this Agreement, in the ordinary course of business consistent with past practice.

Section 3.17 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Purchaser or any of its Affiliates (including, following the Closing, the Purchased Companies) would have any Liability.

Section 3.18 Inventory. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, as of the Closing, all Inventory will consist of items of a quality and quantity usable and, in the case of finished goods, salable in the ordinary course of business. Except as would not reasonably be expected to be material to the Business, no Inventory is on consignment.

Section 3.19 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there are no claims by Seller or any of its Affiliates relating to the Business and pending under any Available Insurance Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such Available Insurance Policies or in respect of which such underwriters have reserved their rights in writing, other than ordinary course reservations of rights.

Section 3.20 Business Relationships.

(a) Section 3.20(a) of the Seller Disclosure Schedules sets forth the top twenty (20) customers of the Business measured by the aggregate consideration paid to the Business in the twelve (12)-month period ended December 31, 2018 (collectively, the “Top Customers”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, as of the date hereof, none of Seller or any of its Subsidiaries has received any written notice that any Top Customer (i) has ceased or will cease to order the Products; or (ii) has materially reduced or will materially reduce its orders of Products.

(b) Section 3.20(b) of the Seller Disclosure Schedules sets forth the top twenty (20) suppliers of the Business measured by the aggregate consideration paid by the Business in the twelve (12)-month period ended December 31, 2018 (collectively, the “Top Suppliers”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, as of the date hereof, none of Seller or any of its Subsidiaries has received any written notice that any Top Supplier (i) has ceased or will cease to supply products or services to the Business; or (ii) has materially reduced or will materially reduce the supply of products or services to the Business.

Section 3.21 Regulatory Compliance.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since January 1, 2016, the Seller Entities and Purchased Companies and all Products manufactured or marketed by them, in each case with respect to the Business, have complied and are in compliance with (i) the applicable provisions of the FDCA and the applicable regulations, standards, final guidances and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”) and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Entity responsible for regulating the Products (together with the FDA and the USDA, collectively, the “Food Authorities”), and (ii) all terms and conditions imposed in any authorization granted by any Food Authority. The foregoing includes any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, requirements relating to food contact substances, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements, export and import requirements and shelf-life requirements.

(b) None of (i) the Seller Entities (with respect to the Business) or Purchased Companies, any Product or the facilities in which the Products are manufactured, processed, packaged or held or (ii) to the Knowledge of Seller, with respect to the Products, the Persons that manufacture, process, package, or supply ingredients and packaging materials for or distribute the Products, has received or is subject to, or since January 1, 2016 has been subject to, (A) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other adverse correspondence or notice from the FDA alleging or asserting material noncompliance with any legal requirement, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or any other Food Authority or (B) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority, except in each case for those to which Seller or any of its Affiliates responded or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since January 1, 2016, none of (i) the Seller Entities (with respect to the Business) or Purchased Companies, or (ii) to the Knowledge of Seller, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since January 1, 2016, no Products have been subject to any recalls, withdrawals, product corrections, product removals, detentions or seizures or similar action and to the Knowledge of the Seller, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold or (ii) as a result of regulatory action, (A) a material change in the labeling of any such Products or (B) a termination or suspension of the marketing of such Products.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III or in any certificate delivered hereunder or any other Transaction Document, none of Seller, the other Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business, the Purchased Companies, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities, the Business or the Purchased Companies furnished or made available to Purchaser and its Affiliates and Representatives. Notwithstanding anything to the contrary in this Agreement, none of Seller, the other Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty, whether express or implied, with respect to any Excluded Assets or Retained Liabilities.1

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted. Purchaser is qualified or otherwise authorized to do business under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except as would not, or would not reasonably be expected to, impair or materially delay the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Transaction and the other transactions contemplated hereby (each of clause (a) and clause (b), a “Purchaser Material Adverse Effect”).

[1]	Note to Draft: Washington provision deleted since it has been included in the schedules.

Section 4.2 Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute this Agreement and the other Transaction Documents to which it is a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby are within its organizational powers and have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and will duly execute and deliver the other Transaction Documents to which it is a party, and assuming due authorization, execution and delivery by Seller and the other Seller Entities, this Agreement and the other Transaction Documents to which Purchaser is a party will constitute Purchaser’s valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party does not and will not, and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any consent or other action by any Person, or give rise to a right of termination, cancellation or acceleration of any right or obligation or any loss of any benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of (a) the Organizational Documents of Purchaser, (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries or (c) any Contract pursuant to which Purchaser or any of its Subsidiaries is a party, except, with respect to the foregoing clauses (b) and (c), for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the Transaction and the other transactions contemplated hereby and thereby, other than in respect of Antitrust Laws set forth on Section 3.4(i) of the Seller Disclosure Schedules and those that, if not obtained, made or given, would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 4.4 Financial Ability to Perform. Purchaser has, or will have prior to the Closing, immediately available funds or binding funding commitments available to it sufficient to enable Purchaser to perform all of its obligations hereunder, including delivering the Closing Purchase Price and the Final Purchase Price to Seller, as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of Purchaser under the other Transaction Documents. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

Section 4.5 Proceedings. There are no Proceedings or Judgments pending, or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates for which Seller or any of its Affiliates would have any Liability.

Section 4.7 Investigation; Acquisition of Shares for Investment. Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser acknowledges and agrees that Seller has made available to Purchaser and its Affiliates and their respective Representatives the opportunity to ask questions of the officers and management of Seller and the Business, as well as access to the documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities, the Business and the Purchased Companies, in each case, satisfactory to Purchaser, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities, the Business and the Purchased Companies. Purchaser is acquiring the Purchased Company Shares for investment purposes and not with a view toward or for offer or resale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Purchased Company Shares. Purchaser acknowledges that the Purchased Company Shares have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933 (the “Securities Act”), or any state securities Laws, and agrees that the Purchased Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any such applicable Laws, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under such Laws and without compliance with any other Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Purchased Company Shares that Purchaser receives, directly or indirectly, hereunder will be received only on behalf of itself and its Affiliate assignees and not for the account or benefit of any other person or entity. Purchaser is able to bear the economic risk of holding the Purchased Company Shares for an indefinite period (including total loss of its investment).

ARTICLE V

COVENANTS

Section 5.1 Efforts.

(a) From and after the date hereof, Purchaser and Seller shall (and Seller shall cause the other Seller Entities to) use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner reasonably possible the Transaction and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable (and with respect to notifications required under the HSR Act, within ten (10) Business Days of the date of this Agreement) and (ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. The HSR Act filing fee shall be borne by Purchaser. Without limiting the foregoing, Purchaser and Seller shall (and Seller shall cause the other Seller Entities to) use reasonable best efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any Regulatory Approvals (which actions shall include furnishing all information required in connection with such Regulatory Approvals) required to be obtained or made by Purchaser, Seller, the other Seller Entities or the Purchased Companies in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, each of Purchaser and Seller shall use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement (including those set forth in Section 8.1) and shall not take, and shall not permit any of its respective Affiliates to take, any action after the date of this Agreement that would reasonably be expected to impair or materially delay the obtaining of, or result in not obtaining, any Regulatory Approval necessary to be obtained prior to the Closing; provided, that Purchaser shall be permitted to take the actions set forth on Section 5.1(a) of the Purchaser Disclosure Schedule. To the extent that transfers of any Permits are required as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, the Parties shall use reasonable best efforts to promptly secure the issuance, reissuance or transfer of such Permits.

(b) Prior to the Closing, unless otherwise prohibited by Law, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to applicable Law, the Confidentiality Agreement and Section 5.3, each party shall promptly consult with the other party to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to applicable Law, the Confidentiality Agreement and Section 5.3, each party shall promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication with any such Governmental Entity. If either party or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in compliance with such request. Neither Party will participate, or permit its Representatives to participate in any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives such other Party and its Representatives a reasonable opportunity to attend and participate thereat. Subject to applicable Law, the Confidentiality Agreement and Section 5.3, each party shall furnish the other party with copies of all correspondence, written submissions, filings and communications (and any memoranda prepared by such party setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity. Notwithstanding anything in this
Section 5.1(b) to the contrary, Purchaser and Seller may, as each reasonably deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; provided, that materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of or future plans for the Business or Purchaser’s business, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Each of Purchaser and Seller shall use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). In furtherance (and not in limitation) of the foregoing sentence, Purchaser shall proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, transfer, dispose of or otherwise encumber, any assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or of Purchaser (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any of assets of the Business or to any agreement by any of the Seller Entities to take any of the foregoing actions) and to agree to make any material changes (including through a licensing arrangement) or restriction on, or other impairment of Purchaser’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Purchaser’s ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Business or of Purchaser. To assist Purchaser in complying with its obligations set forth in this Section 5.1, at the written request of Purchaser, Seller shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Purchaser to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or take any action that limits the Purchased Companies’ or their Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Business (each, a “Divestiture Action”); provided, that (i) the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Purchaser has irrevocably committed to effect the Closing immediately following such Divestiture Action), (ii) Purchaser shall indemnify Seller and its Subsidiaries for, and hold Seller and its Subsidiaries harmless from, all costs, expenses and Liabilities incurred by Seller or its Subsidiaries arising from or relating to such Divestiture Agreement, and (iii) in no event shall Seller be required to take any Divestiture Action with respect to the Excluded Assets.

(d) Whether or not the Transaction is consummated, Purchaser shall be responsible for all fees and payments (including filing fees) to any Governmental Entity in order to obtain any Regulatory Approvals pursuant to this Section 5.1, other than the fees of and payments to Seller’s legal and professional advisors.

(e) Subject to this Section 5.1, Purchaser shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder, and Purchaser shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any Approvals that may be sought by or from, any Governmental Entity, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Proceedings challenging, the consummation of the transactions contemplated by this Agreement, in each case subject to good faith consultations with Seller reasonably in advance and in consideration of Seller’s views.

(f) Any provision in this Agreement notwithstanding, none of Seller, the other Seller Entities or any of their respective Affiliates (including, prior to the Closing, the Purchased Companies) shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person (other than in respect of its or their attorney’s fees) to obtain any Regulatory Approval. None of Seller, the other Seller Entities or any of their respective Affiliates (including, prior to the Closing, the Purchased Companies) shall have any Liability whatsoever to Purchaser solely relating to or arising out of the failure to obtain any Regulatory Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof.

(g) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Purchaser be permitted to terminate this Agreement pursuant to Section 9.1(d) or 9.1(e) as a result of the regulatory approval described in Section 8.1(a)(ii) not having been obtained prior to the Outside Date.

Section 5.2 Covenants Relating to Conduct of Business.

(a) Except as set forth in Section 5.2(a) of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing, except as Purchaser may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall (and Seller shall cause the other Seller Entities to) (i) operate the Business in all material respects in the ordinary course and consistent with past practice and (ii) use its commercially reasonable efforts to (x) preserve substantially intact the present business organization of the Business, (y) maintain in effect all Transferred Permits, and (z) maintain satisfactory relationships with the customers, lenders, suppliers and others having material business relationships with the Business; provided, that no action by Seller or any of its Affiliates specifically permitted by any provision of Section 5.2(b) shall be deemed a breach of this Section 5.2(a).

(b) Except as set forth in Section 5.2(b) of the Seller Disclosure Schedules or as required by applicable Law or as otherwise expressly contemplated by the terms of this Agreement, and solely with respect to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Companies, Seller shall not, and shall cause each of its Subsidiaries not to, do any of the following without the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) except as required under any Benefit Plan or applicable Law, (A) grant any increase in the wages, salaries, compensation, bonuses, equity or equity-based awards or incentives payable to any Business Employees (other than increases to base salary in connection with promotions or position changes in the ordinary course of business consistent with Seller’s internal policies and past practice that do not exceed 15% of each Business Employee’s prior annual base salary or wages), it being understood and agreed that increases previously approved prior to March 31, 2019 that will go into effect in April 2019 may be implemented and shall not be prohibited by this item, (B) adopt, establish, enter into, materially amend, or increase or promise to increase any benefits, other than in the ordinary course of business, under a broad-based employee benefit plan or arrangement that applies substantially uniformly to Business Employees and other similarly situated employees of Seller and its Affiliates, (C) grant any severance, retention, change in control, transaction bonus or termination pay to, or enter into or amend any agreement or arrangement providing for the payment of such amounts with, any Business Employee, (D) amend or enter into any Collective Bargaining Agreement, other than extending the applicable expiration date of any Collective Bargaining Agreement on the same terms and conditions as in effect on the date of this Agreement by a period of not more than one month at a time, (E) hire any Business Employee having an annual salary or annualized base wages in excess of one hundred and fifty thousand dollars ($150,000) or terminate the employment of any Business Employee having an annual salary or annualized base wages in excess of one hundred and fifty thousand dollars ($150,000) (other than for cause) or (F) transfer any Business Employee out of the Business;

(ii) authorize or effect any amendment to or change the Organizational Documents of any Purchased Company;

(iii) (A) issue, authorize the issuance of, grant, sell, or dispose of any Purchased Company Securities (other than by or to another Purchased Company), (B) split, combine or reclassify any Purchased Company Securities or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Purchased Company Securities (other than pursuant to any binding contractual obligation in effect as of the date hereof) or (C) amend any term of any Purchased Company Security (in each case, whether by merger, consolidation or otherwise);

(iv) except for transactions (x) by Seller for which none of the Purchased Companies or the Business or, after the Closing, Purchaser or any of its Affiliates (including the Purchased Companies) will have any Liability and (y) solely among the Purchased Companies, not (A) incur any Indebtedness of any Purchased Company other than for amounts not exceeding one million dollars ($1,000,000), (B) make any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any assets or businesses in excess of one million dollars ($1,000,000) other than acquisitions of supplies in the ordinary course of business consistent with past practice and acquisitions of businesses or assets pursuant to a definitive agreement in effect as of the date hereof, (C) sell, pledge, transfer, dispose of or encumber or create any Lien (other than Permitted Liens) on any Purchased Assets other than sales of Inventory in the ordinary course consistent with past practice and sales or dispositions of businesses or assets pursuant to a definitive agreement in effect as of the date hereof, or to a wholly owned Purchased Company, or (D) enter into any binding Contract with respect to any of the foregoing;

(v) exercise any option to extend any leases related to the Transferred Leased Property;

(vi) amend any material term of, waive any material right under, or terminate (other than upon expiration in accordance with its terms) any Real Property Lease;

(vii) enter into any Contract in relation to the Business for the purchase of real property or enter into any Contract that, if in effect on the date hereof, would be a Real Property Lease;

(viii) settle or offer to settle (A) any Proceeding (other than a Tax Proceeding) other than in the ordinary course of business consistent with past practice or involving solely money damages not exceeding one million dollars ($1,000,000) or (B) any Proceeding that relates to the transactions contemplated hereby;

(ix) sell, lease, license, sublicense, modify, terminate, transfer or otherwise dispose of, incur any Lien on, waive, abandon or allow to lapse, or fail to take any action reasonably necessary to maintain, enforce and protect, any (A) Marks included in the Business Owned Intellectual Property or (B) material Business Owned Intellectual Property (other than Marks), in the case of each of clause (A) and clause (B), other than any non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(x) make any material change in any method of financial accounting or financial accounting practice or policy that is specifically targeted at the Business;

(xi) except in the ordinary course of business consistent with past practice, (A) terminate or materially modify, amend or waive any right under any Material Contract (other than any expiration of any such Material Contract in accordance with its term); (B) cancel, compromise or settle any material claim, or intentionally waive or release any material right with respect to any Material Contract; or (C) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof; provided, that, in the case of this clause (C), the Parties acknowledge and agree that entry into any Contract of a type described in Sections 3.11(a)(v) – (vii), (xiv) and (xvii) shall not be considered in the ordinary course of business consistent with past practice;

(xii) enter into any Contract that limits or otherwise restricts in any material respect the conduct of the Business or any Purchased Company or any of their respective Affiliates or any successor thereto or that would, after the Closing Date, limit or restrict in any material respect the Business, any Purchased Company, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or file for bankruptcy with respect to any Purchased Company;

(xiv) terminate, suspend, amend or modify in any material respect any Business Permit, except as required by applicable Law or a Governmental Entity;

(xv) cause any Purchased Company to be treated other than as a “disregarded entity” for U.S. federal income tax purposes;

(xvi) incur any capital expenditures or any Liabilities in respect thereof payable by any Purchased Company, other than in accordance with the capital expenditure budget relating to the Business in effect as of the date hereof;

(xvii) make any loans, advances or capital contributions to, or investment in, any other Person with respect to the Business in excess of one million dollars ($1,000,000) in the aggregate, other than pursuant to any binding contractual obligation in effect as of the date hereof or advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice;

(xviii) waive, release or assign any material rights, claims or benefits of the Business under any Available Insurance Policy;

(xix) change or amend its cash management customs and practices (including the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices), in each case in a manner that is specifically targeted at the Business;

(xx) change the Business’s Inventory levels or take any action that would increase or decrease such Inventory levels, other than in the ordinary course of business consistent with past practice or as a result of normal operating adjustments to reflect seasonality requirements of the Business;

(xxi) communicate through any individual listed on Section 3.15(h) of the Seller Disclosure Schedule to any union covering Represented Employees or to any Represented Employee that Purchaser (A) will assume, adopt or follow any Collective Bargaining Agreement or (B) will offer initial terms and conditions of employment the same as or similar to those currently set forth in any Collective Bargaining Agreement or any other binding agreement with Seller or an Affiliate thereof regarding compensation or benefits of Represented Employees; or

(xxii) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c) Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.1(f) shall prohibit or otherwise restrict in any way the operation of the business of Seller, the other Seller Entities or any of their respective Affiliates, except solely with respect to the conduct of the Business by Seller, the other Seller Entities, the Purchased Companies and their respective Affiliates.

Section 5.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Purchaser and Seller, dated as of November 22, 2018 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing; provided, that actions taken by the Parties, to the extent necessary to comply with their respective obligations under Section 5.1, shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement; provided, that the foregoing shall not affect Section 5.1(b) to the extent that Section 5.1(b) specifies that it is subject to this Section 5.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating exclusively to the Business; provided, further, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates or Representatives, concerning Seller, the other Seller Entities or any of their respective Affiliates (other than exclusively with respect to the Business and the Purchased Companies) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding.

(b) For two (2) years after the Closing, unless the Purchaser has otherwise consented in writing, Seller shall, and shall cause its Subsidiaries and shall instruct its Representatives to, treat confidentially any and all confidential information to the extent relating to the Business, and shall not disclose such confidential information to any other Person; provided, that the foregoing restrictions shall not apply to any information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller or its Subsidiaries or Representatives in violation of this Section 5.3(b), (ii) is required to be disclosed by applicable Law or to a Governmental Entity, (iii) Seller or any of its Affiliates or Representatives receives after the Closing from a source that is not, to the Knowledge of Seller, under any obligation of confidentiality to Purchaser or its Affiliates with respect to such information or (iv) is independently developed by or on behalf of Seller or any of its Affiliates without reference to or use of such confidential information. The Parties acknowledge and agree that (x) Seller, the other Seller Entities and their respective Affiliates may currently, and may continue to, following the Closing, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons, and engage in commercial relationships with such Persons and with Purchaser and the Purchased Companies, and may employ, or continue to employ, individuals who previously worked in or with the Business and who possess knowledge in their unaided memory used in, relating to, or arising from the Business and (y) nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals. In addition, the foregoing shall not prohibit Seller or its

Affiliates from disclosing or using such confidential information to the extent required for the purpose of enforcing Seller’s rights under, complying with the terms of, or performing under any of the Transaction Documents, any Contract in force as of the date hereof that has not been assigned or transferred to Purchaser, or any Contract or other activities after the Closing with Purchaser or any of its Affiliates. Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements with a Governmental Entity (including the U.S. Securities and Exchange Commission) or Tax Returns of Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. Nothing in this Section 5.3 shall be construed to limit or otherwise modify the confidentiality provisions of the Kellogg Trademark License Agreement.

(c) Seller or its applicable Affiliate shall, within five (5) Business Days after the execution of this agreement, deliver a written notice requesting the prompt return or destruction of all confidential information concerning the Business to each counterparty to any non-disclosure, confidentiality or similar Contract between Seller or such Affiliate, on the one hand, and any potential acquiror of all or a majority of the Business, on the other hand, entered into in the past three (3) years, other than the Confidentiality Agreement;

Section 5.4 Access to Information.

(a) Seller shall, and shall cause the other Seller Entities to, afford to Purchaser, its Affiliates and their respective Representatives, reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, during the period prior to the Closing, to the information, properties, books, Contracts, records and personnel of Seller and its Affiliates Related to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Companies to facilitate the completion of the Transaction and all other transactions contemplated by the Transaction Documents; provided, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4; (ii) other than any Transferred Personnel Files, Seller shall not make available any personnel files of Business Employees and any other current or former employees of Seller and its Affiliates who have provided services to the Business; and (iii) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material Located at, on, under or within any facility on the Owned Real Property or the Transferred Leased Property, or any other property of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates.

(b) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and, from the date hereof until the Closing, none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Seller nor Purchaser nor any of their respective Affiliates shall be required to provide access to or disclose information pursuant to this Section 5.4 where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws or violate any obligation of confidentiality to which it or any of its Affiliates may be subject; provided that such Person shall use commercially reasonable efforts to provide the other party hereto with access to any such information in a manner that would not reasonably be expected to result in the loss of any such privilege, the contravention of any such Laws or the violation of any such obligation. Nothing in this Section 5.4 shall limit any party’s or any of its Affiliates’ rights of discovery.

(c) At and after the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, and in a manner that does not unreasonably interfere with the operation of the Business, consistent with applicable Law and in accordance with the reasonable procedures established by Purchaser, reasonable access to the information, properties, books, Contracts, records and employees of the Business and the Purchased Companies to the extent that such access may be reasonably requested by Seller for a reasonable business purpose, including in connection with the preparation of financial statements, taxes, reporting obligations and compliance with applicable Laws.

(d) At and after the Closing, Seller shall, and shall cause its Affiliates to, afford Purchaser, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, and in a manner that does not unreasonably interfere with the operation of the Other Seller Businesses, consistent with applicable Law and in accordance with the reasonable procedures established by Seller, reasonable access to the information, properties, books, Contracts, records and personnel of Seller or any of its Affiliates Related to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Companies to the extent that such access may be reasonably requested by Purchaser for a reasonable business purpose, including in connection with the preparation of financial statements, Taxes, reporting obligations and compliance with applicable Laws.

(e) Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller at Seller’s sole cost and expense.

(f) Seller agrees to hold all the books and records of the Business existing on the Closing Date that it has retained as of the Closing Date and not otherwise provided to Purchaser (in copy or otherwise) and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, in each case subject to Seller’s bona fide document retention policies, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Purchaser at Purchaser’s sole cost and expense.

Section 5.5 Publicity. Each of Seller and Purchaser shall be permitted to issue an initial press release with respect to the Transaction that has been approved in writing by the other party hereto, such approval not to be unreasonably withheld, conditioned or delayed. No party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement, in each case, that is inconsistent with the initial press release, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules; provided, that (a) a Party may disclose such information concerning the transactions contemplated by this Agreement that it reasonably believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities, in which case the disclosing Party will use its commercially reasonable efforts to (i) advise the other Party before making such disclosure and (ii) provide such other Party a reasonable opportunity to review and comment on such release or announcement (which comments the disclosing Party shall consider in good faith); and (b) Seller and its Affiliates and Representatives may disclose such information concerning the transactions contemplated by this Agreement (including providing updates as to the status thereof) that it deems appropriate in its reasonable judgment, in light of Seller’s status as publicly owned company, including to securities analysts and institutional investors and in press interviews; provided, in the case of this clause (b), that no such disclosure shall be inconsistent in any material respect with any press release or public statement previously issued or made by either Party in accordance with this Section 5.5.

Section 5.6 Intercompany Accounts and Intercompany Arrangements. Prior to the Closing all intercompany balances and accounts (other than the intercompany balances and accounts set forth in Section 5.6 of the Seller Disclosure Schedules) between Seller or any of its Affiliates (other than the Purchased Companies), on the one hand, and the Purchased Companies, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion (including by Seller or any of its Affiliates (other than the Purchased Companies) removing from any Purchased Company all Cash Amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise) without any further Liability to any Purchased Company. Intercompany balances and accounts solely among any of the Purchased Companies shall not be affected by this provision. Immediately prior to the Closing, except for the Transaction Documents to be entered into in connection with this Agreement, all Related Party Agreements shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further Liabilities therefor or thereunder.

Section 5.7 Purchaser R&W Insurance Policy. Seller acknowledges that Purchaser may obtain an insurance policy that provides coverage for the benefit of Purchaser or its designee as the named insured for any potential breaches of any of the representations and warranties of Seller (the “Purchaser R&W Insurance Policy”). Purchaser agrees that the Purchaser R&W Insurance Policy, if obtained, shall provide that the insurer shall waive and not pursue any subrogation rights against Seller or any of its Affiliates (except in the event of fraud), and Purchaser shall provide such proposed Purchaser R&W Insurance Policy to Seller in advance of the execution thereof in order to allow Seller to confirm compliance with this Section 5.7. Purchaser shall bear all costs associated with obtaining and exercising any rights under the Purchaser R&W Insurance Policy, including the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall it have the effect of, limiting or diminishing Purchaser’s (or its Affiliates’ and their respective officers’, directors’, managers’, employees’, agents’, successors’ and assignees’) or any other Person’s right to seek or obtain recovery under the Purchaser R&W Insurance Policy.

Section 5.8 Employee Matters.

(a) Offers of Employment.

(i) Purchaser shall, or shall cause one of its Affiliates to, no later than fifteen (15) Business Days prior to the Closing, make offers of employment to all Business Employees who remain employed by Seller and its Affiliates at such time, effective subject to, and upon the occurrence of, the Closing, except as otherwise provided in Section 5.8(a)(ii). Each Nonrepresented Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.8(a) shall be referred to herein as a “Transferred Business Employee.” Each Represented Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.8(a) shall be referred to herein as a “Represented Transferred Business Employee.”

(ii) With respect to each Business Employee who is not actively working on the Closing Date as a result of an approved leave of absence (including leave under the Uniformed Services Employment and Reemployment Rights Act, the Family and Medical Leave Act of 1993, or the Americans with Disabilities Act) (collectively, the “Leave Recipients”), Purchaser shall, or shall cause one of its Affiliates to, make an offer of employment in the manner required by Section 5.8(a)(i) contingent on such Leave Recipient’s return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable Law. When a Leave Recipient who has accepted such offer and returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Business Employee or Represented Transferred Business Employee, as applicable. For the avoidance of doubt, until such time as a Leave Recipient becomes a Transferred Business Employee or Represented Transferred Business Employee, as applicable, by accepting Purchaser’s offer of employment and returning to active status pursuant to the terms hereof, Purchaser shall not have any Liability with respect to severance or any other amounts payable to such Leave Recipient and Seller, the Seller Entities and their respective Affiliates shall retain any and all Liabilities with respect to such Leave Recipient unless and until such Leave Recipient becomes a Transferred Business Employee, except with respect to any Leave Recipient who is a Nonrepresented Employee and becomes entitled to severance pursuant to Section 5.8(c)(i). In addition, for the avoidance of doubt, except as otherwise provided in Section 5.8(l)(iii) of the Seller Disclosure Schedules, until such time as a Leave Recipient who is a Represented Employee who is not actively working on the Closing Date as a result of a leave of absence becomes actively employed by Purchaser, Purchaser shall not have any Liability with respect to severance or any other amounts payable to such Leave Recipient and Seller, the Seller Entities and their respective Affiliates shall retain any and all Liabilities with respect to such Leave Recipient unless and until such Leave Recipient becomes a Represented Transferred Business Employee.

(b) Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall maintain for a period of at least twelve (12) months following the Closing Date:

(i) if such Transferred Business Employee has entered into a Stay Incentive Agreement & General Release (or is hired to replace a Business Employee who had entered into a Stay Incentive Agreement & General Release):

(A) a base salary and target annual cash bonus opportunity, in the aggregate, reasonably comparable (i.e., equal to at least 90 percent of) the sum of: (I) the Transferred Business Employee’s base salary as of immediately prior to Closing, and the (II) Transferred Business Employee’s target annual cash incentive compensation opportunity as of immediately prior to the Closing;

(B) active employee medical, dental, and vision benefits package (including any related cash stipend or subsidy) that is reasonably comparable, in the aggregate, to the active employee medical, dental, and vision benefits package provided to the Transferred Business Employee by Seller and its Affiliates immediately prior to the Closing; and

(C) a principal place of employment in the United States;

(D) either (I) a principal place of employment within fifty (50) miles from the Transferred Business Employee’s principal place of employment as of immediately prior to the Closing, or (II) if Purchaser requires such Transferred Business Employee to relocate to a principal place of employment that does not satisfy clause (I), relocation assistance that is reasonably comparable, in the aggregate, to the relocation assistance benefit offered by Seller and its Affiliates as of immediately prior to the Closing; or

(ii) if such Transferred Business Employee has not entered into a Stay Incentive Agreement & General Release:

(A) a base wage rate that is at least 90% of the Transferred Business Employee’s base wage rate as of immediately prior to the Closing;

(B) a principal place of employment that is not more than fifty (50) miles for the Transferred Business Employee’s personal residence, or the distance of the Transferred Business Employee’s commute as of immediately prior to the Closing, whichever is greater.

(c) Severance.

(i) In the event that (A) Purchaser or its Affiliate fails to make an offer of employment to a Nonrepresented Employee on the terms required by Section 5.8(b), (B) such Nonrepresented Employee does not become a Transferred Business Employee, (C) the employment of such Nonrepresented Employee with Seller and its Affiliates terminates and (D) Seller provides the severance and other benefits described in Section 5.8(c) of the Seller Disclosure Schedules to such Nonrepresented Employee, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Seller and its Affiliates (including the other Seller Entities) for all such severance and other benefits.

(ii) With respect to each Transferred Business Employee whose employment is terminated during the period commencing on the Closing Date and ending twelve (12) months after the Closing Date, (A) by Purchaser or an Affiliate thereof without Cause; or (B) by reason of a resignation after Purchaser has failed to maintain the terms and conditions of employment set forth in Section 5.8(b), Purchaser shall provide such Transferred Business Employee with the severance and other benefits described in Section 5.8(c) of the Seller Disclosure Schedules, calculated by taking into account such Transferred Business Employee’s service with Seller and its Affiliates (and their predecessors) prior to the Closing and with Purchaser and its Affiliates on and after the Closing.

(d) Service Credit. As of and after the Closing, Purchaser shall, or shall cause its Affiliates to, provide to each Transferred Business Employee full credit for all purposes under each employee benefit plan, policy or arrangement sponsored by Purchaser or any of its Affiliates for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Affiliates (or any of their predecessors), to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided, that such service shall not be credited for purposes of benefit accrual under any defined benefit pension plans or retiree medical plans covering the Transferred Business Employees or to the extent such credit would result in any duplication of compensation or benefits.

(e) Health Coverages. With respect to any health and welfare plan maintained by Purchaser or its Affiliates in which any Transferred Business Employee or Represented Transferred Business Employee, as applicable, is eligible to participate on or after the Closing Date, Purchaser shall, or shall cause its Affiliates to (i) waive, or cause to be waived, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of such Transferred Business Employee or Represented Transferred Business Employee, as applicable, to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods were waived under any comparable Benefit Plan prior to the Closing Date, and (ii) provide each Transferred Business Employee or Represented Transferred Business Employee, as applicable, full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Transferred Business Employee or Represented Transferred Business Employee, as applicable, under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s or such Affiliate’s group health plans to the extent permitted by such plans.

(f) Accrued Paid Time Off. Seller shall pay each Transferred Business Employee and Represented Transferred Business Employee all accrued but unused paid time off for periods prior to the Closing Date as soon as administratively practicable following the Closing Date or as required by applicable Law, but in no event later than ten (10) Business Days following the Closing Date. Purchaser shall credit each Transferred Business Employee and Represented Transferred Business Employee with unpaid leave in an amount equal to the amount of the accrued and unused paid time off that is paid to such Transferred Business Employee or Represented Transferred Business Employee, as applicable, pursuant to the preceding sentence. Purchaser shall allow Transferred Business Employees and Represented Transferred Business Employees to take any vacation and personal time that was scheduled prior to the Closing through the use of unpaid leave credited pursuant to this Section 5.8(f).

(g) Disability Benefits. Seller shall be responsible for continuing any salary continuation benefits and providing other sick leave, military leave, vacation, holiday, long- or short-term disability or other similar leave of absence benefits to any Leave Recipients.

(h) 401(k) Plan. Effective at the Closing, Purchaser shall establish eligibility for participation in Purchaser’s tax-qualified defined contribution plan or plans (the “Purchaser 401(k) Plan”) for each Transferred Business Employee and Represented Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Business Employees and Represented Transferred Business Employees, and the Purchaser 401(k) Plans shall accept any such distributions (including loans) as rollover contributions if so directed by the Transferred Business Employee or Represented Transferred Business Employee, as applicable, to the extent Purchaser determines such rollovers are in compliance with ERISA and the Code.

(i) Flexible Spending Accounts. Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of the Closing Date (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Business Employees and Represented Transferred Business Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchaser or its Affiliates (collectively, the “Purchaser FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Business Employees and Represented Transferred Business Employees shall apply under the Purchaser FSA in the same manner as under the Seller FSA; and (iii) such Transferred Business Employees and Represented Transferred Business Employees shall be reimbursed from the Purchaser FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchaser FSA Plan from and after the Closing Date. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(j) Cash Incentive Compensation. Seller shall retain Liability for all cash incentive compensation due to the Transferred Business Employees and Represented Transferred Business Employees under the Benefit Plans with respect to the portion of the calendar year in which the Closing occurs ending on the day prior to the Closing Date, with such cash incentive compensation amounts based on target performance and paid by Seller as soon as practicable after the Closing Date, and in any event within sixty (60) days after the Closing Date. Purchaser shall provide each Transferred Business Employee who was eligible for cash incentive compensation under a Benefit Plan as of immediately prior to the Closing with the opportunity to earn cash incentive compensation (paid based on actual performance) for the portion of the calendar year in which the Closing occurs commencing on the Closing Date, which cash incentives shall be governed by plans, programs or arrangements maintained by Purchaser and its Affiliates in their discretion, subject to Purchaser’s obligations under Section 5.8(b).

(k) Equity Awards.

(i) Seller will cause a prorated portion of each Seller equity-based incentive award held by a Transferred Business Employee (each, a “Seller Equity Award”) as of immediately prior to the Closing to become vested effective as of the Closing, which prorated portion shall equal: (A) the product of (1) the number of shares of Seller common stock (“Seller Shares”) underlying such Seller Equity Award on the date of grant thereof, together with the total number of Seller Shares underlying any dividend equivalent units credited with respect to such Seller Equity Award, multiplied by (2) a fraction, the numerator of which is the number of days between the grant date of such Seller Equity Award and the Closing Date, and the denominator of which is the total number of days in the vesting period applicable to such Seller Equity Award, less (B) the number of Seller Shares underlying such Seller Equity Award, including the Seller Shares underlying any dividend equivalent units credited on such Seller Equity Award, that vested prior to the accelerated vesting provided for in this Section 5.8(k). The portion of each Seller Equity Award that is outstanding and unvested immediately prior to the Closing and does not become vested as described in this Section 5.8(k) shall be forfeited for no consideration effective as of the Closing.

(ii) On or promptly after the Closing Date, but in no event prior to the time that Purchaser grants 2019 cash long-term incentive awards to eligible employees of Purchaser and its Affiliates, Purchaser will grant to each Transferred Business Employee who held equity grants in Seller immediately prior to Closing a one-time cash long-term incentive award with a value equal to the applicable Transferred Business Employee’s grant factor (i.e., the percentage of his or her base compensation as historically used by Seller to determine his or her equity award value). Each such award will vest based on terms and conditions as determined by Purchaser; provided that such terms are no less favorable than the terms and conditions applicable to long-term incentive awards granted to similarly situated employees of Purchaser and its Affiliates (other than the Transferred Business Employees) and which such terms currently provide that (A) at least 30% of the award will vest based on continued service in equal installments over three years and (B) not more than 70% of the award will vest based on continued service and performance-based vesting. The offer of employment delivered to each such Transferred Business Employee shall specify the expected grant date for the cash long-term incentive award to be granted to such Transferred Business Employee.

(l) Certain Communications and Related Matters. Purchaser and Seller agree to the additional matters set forth on Section 5.8(l)(i)-(iv) of the Seller Disclosure Schedules.

(m) Confidentiality of Personnel Information. Purchaser shall, and shall cause its applicable Affiliates to, comply with the terms of Purchaser’s “Information Notice for Employees”, in the form made available to Seller prior to the date hereof, with respect to all employee data, including personnel files, transferred or made available to Purchaser pursuant to the terms of this Agreement, without any requirement that any Business Employee sign such notice; provided, that any reference in such notice to Regulation (EU) 2016/679 (i.e., “GDPR”) shall be deemed not to apply.

(n) No Third-Party Beneficiaries. Without limiting the generality of Section 11.4, the provisions of this Section 5.8 are solely for the benefit of the Parties and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed (i) as an amendment to any Benefit Plan or other employee benefit plan for any purpose or (ii) to in any way limit the authority of Seller or Purchaser or any of their respective Affiliates to amend or terminate any Benefit Plan or other employee benefit plan.

Section 5.9 Financial Obligations. At or prior to the Closing, Purchaser and Seller shall cooperate with one another and shall use their respective reasonable best efforts to (a) arrange for substitute letters of credit, surety bonds, security deposits, Purchaser guarantees and other contractual obligations to replace (or backstop in a manner satisfactory to Seller, acting reasonably) the outstanding letters of credit, surety bonds, security deposits, guarantees and other contractual obligations entered into by or on behalf of Seller, any Seller Entity or any of their respective Affiliates (other than the Purchased Companies) to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities listed on Section 5.9 of the Seller Disclosure Schedules (together, the “Guarantees”) or (b) to the extent permitted by applicable Law and the terms thereof, cause Purchaser to assume all obligations (solely to the extent relating to the Business) under each Guarantee, and use reasonable best efforts to obtain from the creditor, lessor or sublessor or other counterparty a full and irrevocable release (a “Release”) of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees; provided that Purchaser shall not be obligated to contribute any capital or pay any consideration in any form. To the extent the beneficiary or counterparty under any Guarantee does not accept any such substitute letter of credit, Purchaser guarantee or other obligation proffered by Purchaser and Purchaser is not permitted to assume or cause to be assumed any such Guarantee in accordance with the foregoing clause (b), Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all related Losses actually paid by Seller or its Affiliates under such Guarantee (in each case, solely to the extent relating to the Business and except to the extent Seller is otherwise reimbursed or indemnified by a third party for such Losses). Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that that the failure to obtain any Release or replacement Guarantee or other security shall not be a breach of this Agreement or any other Transaction Document by Purchaser or any of its Affiliates and that the obtaining of any such Release or replacement Guarantee or other security shall in no event be a condition to Seller’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.10 Names and SKUs Following Closing.

(a) Except as expressly permitted herein or the Transaction Documents, following the Closing, neither Purchaser nor any of its Affiliates (including the Purchased Companies) shall have any rights in any of the Seller Marks.

(b) Without limiting the rights granted to Purchaser under the other Transaction Documents, (i) Purchaser shall use commercially reasonable efforts to, as promptly as reasonably practicable, but in no case later than twenty-four (24) months after the Closing Date, cease and discontinue all uses of the Seller Marks and (ii) effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates (including the Purchased Companies), for a period of twenty-four (24) months, a limited, royalty-free, fully paid-up, non-exclusive license to use the Seller Marks in substantially the same form and manner as such Seller Marks were used prior to the Closing in the operation of the Business (including with the same products as such Seller Marks were used prior to the Closing in the operation of the Business). All goodwill that arises from Purchaser’s use of the Seller Marks shall inure to the sole and exclusive benefit of Seller and its Affiliates.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent, restrict or otherwise limit Purchaser or any of its Affiliates (including the Purchased Companies) from (i) stating the historical relationship between the Business or any of the Purchased Companies, on the one hand, and Seller or any of its Affiliates, on the other hand, or (ii) making any use of the Seller Marks that would constitute “fair use” under applicable Law.

(d) Except with respect to any Products to be supplied pursuant to the Supply Agreement, Purchaser shall use commercially reasonable efforts to assign a new SKU to each Product included within the Purchased Assets within twenty-four (24) months after the Closing.

Section 5.11 Insurance.

(a) Subject to the remainder of this Section 5.11(a), from and after the Closing, the Purchased Companies shall cease to be insured by Seller’s and its Affiliates’ respective current and historical insurance policies or programs (including the Available Insurance Policies) and by any of their current and historical self-insured programs, and none of Purchaser, the Purchased Companies or their respective Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of any of the Purchased Companies or any Liability arising from the operation of the Business. Seller and its Affiliates shall retain all rights to control their respective insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any Assumed Liabilities, and may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.11(a). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Purchased Companies and the Business.

(b) Notwithstanding Section 5.11(a), with respect to any Loss that is an Assumed Liability occurring or arising prior to the Closing that is covered by an Available Insurance Policy and that is not repaired or replaced prior to Closing, at Purchaser’s request and for the benefit of Purchaser and the Business (including the Purchased Companies), Seller or its Affiliate shall make claims on, claim benefits from or seek coverage from the applicable third-party insurer under such Available Insurance Policy, to the extent available and subject to the terms and conditions of such Available Insurance Policy and this Agreement; provided, that:

(i) Purchaser shall promptly notify Seller of all such claims and shall reasonably cooperate with Seller or its Affiliates in pursuing all such claims;

(ii) Purchaser, on the one hand, and Seller or its Affiliates, on the other hand, shall reasonably cooperate (A) in notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and (B) to pursue or cause to be pursued any rights of recovery against third parties with respect to such claims; and

(iii) Purchaser shall exclusively bear and be liable for (A) all deductibles and retentions and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such claims and (B) any fees, costs and expenses incurred by Seller directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any such claims and Purchaser agrees to reimburse Seller for any retrospective premium increases under any Available Insurance Policy to the extent demonstrated by Seller to have directly resulted from any such claims.

(c) From the date hereof until the Closing Date, with respect to the Owned Real Property, at the request of Purchaser, Seller and its Affiliates shall use reasonable efforts to cooperate with Purchaser in obtaining new owners title insurance policies issued by a recognized national title insurance company and current ALTA surveys, including by providing access to any applicable Owned Real Property at reasonable times during normal business hours upon reasonable advance notice, in the presence of Seller’s representatives and without interfering with the conduct of the Business, and delivering Title Affidavits reasonably requested by the title insurance company, and shall use commercially reasonable efforts without material expense to Seller to either at Seller’s option (i) remove at or prior to the Closing any exception or Liens (other than Permitted Liens) contained in the title insurance policies that materially interfere with the ordinary conduct of the Business, or materially impair or affect the continued use of the Owned Real Property for the purpose for which it is used, each as of the Closing Date (“Exceptions”), or (ii) cause the title insurance company to remove the Exceptions from the title insurance policies or affirmatively insure or endorse the same; provided, that if Purchaser’s title insurance company is unwilling or unable to remove the Exceptions, Purchaser shall accept a title insurance policy from another nationally recognized title company that is willing to issue the title insurance company with the same coverage, including endorsements, as selected by Purchaser at substantially the same cost. For the avoidance of doubt, all of the premiums, costs, fees, expenses and charges of all such title insurance policies and surveys, and the title insurance company and surveyors, shall be borne by Purchaser; provided, that Seller shall pay the cost associated with removing, insuring or endorsing the Exceptions to the extent as provided above.

(d) This Agreement shall not be considered an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of Seller or any of its Affiliates in respect of any insurance policy or any other Contract or policy of insurance. Nothing in this Section 5.11 shall limit, modify or in any way affect the rights and obligations of the Parties under Article X. No payments due under to this Section 5.11 shall affect, be affected by, or be subject to set off against, any adjustment to the Purchase Price.

(e) Notwithstanding anything elsewhere in this Section 5.11 to the contrary, Seller and its Affiliates may amend or terminate any insurance policy so long as Seller provides Purchaser notice of such amendments or terminations to the extent such amendments or terminations affect the rights or obligations of the Purchased Companies; provided that, throughout the term of the Supply Agreement, Seller and its Affiliates shall use their respective commercially reasonable efforts to maintain in effect all Available Insurance Policies that cover the Transition Product Assets.

Section 5.12 Litigation Support. In the event that and for so long as Seller or any of its Affiliates or Purchaser or any of its Affiliates is prosecuting, contesting, defending or otherwise involved in any Proceeding by a third party or otherwise in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement or the other Transaction Documents, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Purchased Companies, the Purchased Assets or the Assumed Liabilities, to the extent permitted by applicable Law and contractual obligations, Purchaser and Seller shall, and shall cause their respective Affiliates (and its and their officers and employees) to, reasonably cooperate with the other Party and its counsel, at such other Party’s expense, in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that Purchaser and Seller acknowledge and agree that this Section 5.12 shall not apply with respect to any Proceeding with respect to which Purchaser and/or its Affiliates are adverse to Seller and/or its Affiliates.

Section 5.13 Payments.

(a) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Companies to the extent that they are in respect of a Purchased Asset or Assumed Liability hereunder or are for the account of a Purchased Company.

(b) Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the Business and the Purchased Companies) after the Closing Date to the extent that they are in respect of an Excluded Asset or Retained Liability hereunder.

Section 5.14 Non-Solicitation of Employees. For a period of no less than two (2) years from the date hereof, without the prior written consent of Purchaser, Seller agrees that none of Seller or any of its Subsidiaries shall solicit for employment or employ any Transferred Business Employee or Represented Transferred Business Employee; provided, that Seller and its Subsidiaries shall not be precluded from soliciting and/or employing any such individual (a) whose employment ceased no less than six (6) months prior to commencement of employment discussions between Seller or its Subsidiaries and such individual, (b) whose employment has been terminated by Purchaser, (c) to whom Purchaser has not made an offer in accordance with and on the terms set forth in Section 5.8(a) or (d) who responds to a general solicitation not specifically targeted at employees of Purchaser or any of its Affiliates (including by a search firm or recruiting agency); provided, further, that Seller and its Subsidiaries shall not be restricted from engaging in solicitations or advertising not targeted at any Business Employee. The Parties agree that if a Business Employee requests that Purchaser waive the non-solicitation restrictions set forth in this Section 5.14 with respect to that Business Employee, Purchaser shall consider such request in good faith.

Section 5.15 Non-Competition.

(a) For a period of three (3) years from the Closing Date, except as otherwise expressly set forth in Article VI hereof or in the Kellogg Trademark License Agreement, without the prior written consent of Purchaser, Seller agrees that neither Seller nor any of its Subsidiaries shall engage in the United States, Canada or the Caribbean in the business of developing, manufacturing, marketing, distributing and/or selling (i) products considered generally in the food industry to be “ice cream cones” or “pie crusts” (ii) starch molded fruit snacks or any other confectionary-type fruit snacks (but not, for the avoidance of doubt, any other type of bar or product that contains fruit, including any product made under the “Pure” brand or the “RXBar” brand) or (iii) products considered generally in the food industry to be “cookies”; provided, in the case of this clause (iii) only, that neither Seller nor any of its Subsidiaries shall be precluded under this Section 5.15 from manufacturing, marketing, distributing and/or selling cookies (A) under the “Austin” brand, the “Carr’s” brand or the “Kashi” brand or (B) under the “Parati”, “Minueto”, “Padua”, “Zoo Cartoon”, “Radkau”, “Radcau” or “Bom de Bola” brands in the Caribbean.

(b) Notwithstanding the foregoing, nothing in this Section 5.15 shall preclude Seller or any of its Subsidiaries from:

(i) acquiring and, after such acquisition, owning an interest in any Person (or its successor) (A) that is engaged in a business activity that would otherwise violate this Section 5.15 (a “Competing Business”) (A) if such Competing Business generated less than fifteen percent (15%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person, (B) if such Competing Business generated less than twenty-five (25%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and the products referred to in
Section 5.15(a)(i), (ii) and (iii) are part of a portfolio of products with a specific nutritional profile (such as “paleo”, “gluten-free”, “low-carb” or “keto”) (any Competing Business with such a portfolio of products, a “Specified Competing Business”) or (C) if the aggregate consideration paid for such interest is less than ten million dollars $10,000,000.

(ii) owning 15% or less of the outstanding securities of any Person who may be engaged in the Competing Business;

(iii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if (A) such Competing Business generated (1) 15% or more (or, in the case of a Specified Competing Business, 25% or more) but (2) in no event greater than 25% (or, in the case of a Specified Competing Business, 50%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Seller, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.15(b)(iii) would not operate to restrict such ownership and has completed such disposition within one (1) year of the date of such definitive agreement;

(iv) exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the other Transaction Documents, including the ownership and/or operation of the Business in accordance with this Agreement or any of the other Transaction Documents;

(v) providing or engaging in activities, services, products or systems of a nature provided by Seller (or any of its Affiliates) apart from the Business as of the date of this Agreement; and

(vi) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Business.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.15 shall apply to any Person who acquires, directly or indirectly (whether by merger, business combination, acquisition of securities, tender offer or exchange offer or otherwise) control of Seller or any of its Subsidiaries or any of their respective lines of business, or merges or combines with Seller, in each case, other than the legacy businesses of Seller or the Subsidiaries of Seller (or such acquired lines of business) as of immediately prior to such change of control, merger or combination (whether conducted after the closing of such transaction through Seller or any of its Subsidiaries or otherwise).

Section 5.16 Further Assurances; Misallocated Assets. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such actions as may be reasonably necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party. In furtherance of the foregoing, if, following the Closing, (a) any right, interest, property or asset, including any Excluded Asset, is found to have been transferred to Purchaser or any of its Affiliates (including any Purchased Company) in error, either directly or indirectly (including by having Excluded Assets located in facilities that will be owned by Purchaser or its Affiliates (including the Purchased Companies)), Purchaser shall transfer, or shall cause its Affiliates

(including the Purchased Companies) to transfer to Seller at Purchaser’s sole cost and expense and at no cost to Seller, such right, interest, property or asset as soon as practicable to the Seller Entity indicated by Seller and (b) any right, interest, property or asset, including any Purchased Asset, is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly (including by having Purchased Assets located in facilities that will be owned by Seller or its Affiliates), Seller shall transfer, or shall cause its Subsidiaries to transfer, at Seller’s sole cost and expense and at no cost to Purchaser, such right, interest, property or asset as soon as practicable to Purchaser or an Affiliate (including a Purchased Company) indicated by Purchaser. For the avoidance of doubt, nothing in this Section 5.16 shall in any way modify or otherwise affect either Party’s rights to indemnification under Article X.

Section 5.17 Directors’ and Officers’ Indemnification.

(a) If the Closing occurs, Purchaser shall, and shall cause each of the Purchased Companies to, take any actions necessary to provide that rights to indemnification and limitations on liability that are no less advantageous to the intended D&O Indemnitees than the corresponding provisions existing as of the date hereof in favor of any current or former directors, officers, partners, members, managers or employees of any of the Purchased Companies (or their respective predecessors) (collectively, the “D&O Indemnitees”), as provided in the Organizational Documents of the applicable Purchased Companies, shall survive the Closing and continue in full force and effect and be honored by the Purchased Companies from and after the Closing until the sixth anniversary of the Closing Date in accordance with their respective terms.

(b) In the event that any of the Purchased Companies or Purchaser or any of its Affiliates (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, to the extent necessary, Purchaser will or will cause its applicable Affiliate to make proper provisions so that the successors and assigns of Purchased Companies or Purchaser or any of its Affiliates, as the case may be, shall succeed to the obligations set forth in this Section 5.17.

(c) The obligations of Purchaser under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the express written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees shall be third-party beneficiaries of this Section 5.17).

Section 5.18 Transition Product Assets.

(a) As soon as reasonably practicable after the Closing and in any event no later than the two (2)-year anniversary of the Closing Date, Purchaser shall physically remove and take possession of all of the Transition Product Assets at Purchaser’s sole cost and expense; provided, that (i) Purchaser shall provide notice of such removal in writing at least one hundred and twenty (120) days prior to such removal (the “Asset Removal Notice”), (ii) upon delivery of the Asset Removal Notice, Purchaser and Seller shall cooperate in good faith to develop a plan with respect to such removal that shall ensure minimal disruption to the rest of the facility or facilities in which the Transition Product Assets are Located, (iii) Purchaser shall perform (or cause to be performed) and pay for all work relating to such removal, and (iv) Purchaser shall indemnify Seller for all damage, Losses, costs, expenses or disruption to such Transition Product Assets (ordinary wear and tear excepted) as a result of such removal, in each case in accordance with the Supply Agreement.

(b) For purposes of clarification, for all purposes of allocating Liabilities among the parties under this Agreement and the other Transaction Documents, all Transition Product Assets shall be deemed to be owned by Purchaser from and after the Closing until the date on which the Transition Product Assets are delivered into the possession of Purchaser or one of its Affiliates, as applicable. From and after the Closing until such date(s), (i) Seller shall use its reasonable best efforts, at Purchaser’s sole cost and expense, to maintain the Transition Product Assets in good operating condition and repair (giving due account to the age and length of use of the same) and (ii) Purchaser shall be entitled to all of the Seller’s rights to make claims and to receive the proceeds, recoveries or refunds of such claims under any Available Insurance Policies for any Loss of Seller to the extent related to the Transition Product Assets that occurs during such period, in accordance with the procedures set forth in Section 5.11(b).

Section 5.19 Volume Commitments. From and after the Closing, Purchaser shall satisfy or cause to be satisfied the volumes of supplied raw materials, package or services as set forth on Section 5.19 of the Seller Disclosure Schedules with respect to each Shared Contract listed on Section 5.19 of the Seller Disclosure Schedules (collectively, the “Volume Commitment Contracts”); provided, that Purchaser’s obligations with respect to a Volume Commitment Contract under this Section 5.19 shall terminate upon the termination of such Volume Commitment Contract.

Section 5.20 Final Transition Services. The Parties acknowledge and agree that, prior to the date of this Agreement and prior to the Closing, Seller and its Affiliates (other than the Purchased Companies) have provided (or procured the provision of) various services to the Business. Notwithstanding the fact that, prior to the date hereof, the Parties have worked together to prepare the draft Transaction Services Agreement and schedules thereto, from the date hereof until the Closing Date, Seller and Purchaser and their respective Representatives and Affiliates shall cooperate and work in good faith to continue to identify all services (a) that Seller or its Affiliates (other than the Purchased Companies) provided (or procured the provision of) to the Business during the 12-month period prior to the date hereof, excluding any Excluded Services (as defined in the Transaction Services Agreement) and (b) that Purchaser reasonably determines to be necessary or appropriate in order for the Business to continue to operate in substantially the same manner in which the Business operated in the 12-month period prior to the date hereof, and shall revise the Transition Services Agreement and the schedules thereto accordingly, such services to be provided on substantially the same terms, including scope, service level and duration as applicable to the most comparable services currently described in the draft Transaction Services Agreement (including the schedules) attached hereto; provided, that any revisions that solely effect the removal of a service shall not require the consent of Seller. The final costs of all services to be provided to Purchaser under the Transition Services Agreement shall be determined as set forth on Section 5.20 of the Seller Disclosure Schedules, with such final costs as reasonably determined by Seller.

Section 5.21 Variety Packs. From the date hereof until the Closing Date, Seller and Purchaser and their respective Representatives and Affiliates shall cooperate and work in good faith to enter into one or more agreements to govern the development, manufacture, marketing, distribution and/or sale of variety packs comprised of an assortment of products from (a) various brands included in the Business and (b) various brands of Seller and its Subsidiaries (including, but not limited to, the “Cheez-It” brand) for a period following the Closing to be mutually agreed between the Parties.

Section 5.22 Local Transfer Agreements.

(a) The Parties do not intend this Agreement to transfer title to any Purchased Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Purchased Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall, except as otherwise expressly set forth herein, be on an “as is”, “where is” basis, without representation or warranty of any kind or nature). The Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Purchased Assets, or the assumption of any Assumed Liabilities, in the applicable jurisdictions. For the avoidance of doubt, the Local Transfer Agreements shall not have any effect on the value being given or received by the Seller or Purchaser, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement.

(b) Notwithstanding the generality of Section 5.22(a), if, and to the extent that, the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Purchased Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Parties shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(c) No Party shall, and each Party shall cause its respective Affiliates not to, bring any claim against the other Party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Purchased Assets or assumption of Assumed Liabilities sold or assigned to Purchaser (or one of its Affiliates) hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover any Losses or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements.

ARTICLE VI

INTELLECTUAL PROPERTY LICENSES

Section 6.1 License to Purchaser.

(a) Effective as of the Closing, on the terms and subject to the conditions set forth herein (including Section 6.4) Seller, on behalf of itself and its Affiliates (other than the Purchased Companies), hereby grants to Purchaser and its Affiliates (including the Purchased Companies) a perpetual, non-exclusive, irrevocable, royalty-free, fully paid-up, transferable, sublicensable, world-wide right and license under the Seller Licensed Other IP to copy, use, modify and otherwise exploit the Conveyed Technology and make, have made, use, sell, offer for sale, market, import, develop, manufacture and otherwise exploit products, and to otherwise operate the Business following the Closing, without restriction and in any field.

(b) Effective as of the Closing Date, on the terms and subject to the conditions set forth herein (including Section 6.4), Seller, on behalf of itself and its Affiliates (other than the Purchased Companies), hereby grants to Purchaser and its Affiliates (including the Purchased Companies) a perpetual, non-exclusive, irrevocable, royalty-free, fully paid-up, world-wide right and license under any Patent (including a patent application) owned or controlled by Seller or its Affiliates that would be infringed or practiced by the operation of the Business as of the Closing, including making, using, selling or importing Products (each a “Seller Licensed Patent”), to make, have made, use, sell, offer for sale, market, and import, develop, manufacture, and have manufactured Licensed Purchaser Products.

Section 6.2 License to Seller.

(a) Effective as of the Closing, subject to the terms and conditions set forth herein, and subject to Sections 5.15 and 6.4, Purchaser hereby grants to Seller and its Subsidiaries, a non-exclusive, irrevocable, royalty free, fully paid-up, transferable, sublicensable world-wide right and license under the Purchaser Licensed Other IP to copy, use, modify and otherwise exploit any Technology owned by Seller to make, have made, use, sell, offer for sale, market, and import, develop and manufacture products (other than Products), and to otherwise operate the Other Seller Business following the Closing, without restriction and in any field.

(b) Effective as of the Closing Date, on the terms and subject to the conditions set forth herein (including Section 6.4), Purchaser hereby grants to Seller and its Subsidiaries, a perpetual, non-exclusive, irrevocable, royalty-free, fully paid-up, world-wide right and license under any Patent (including a patent application) included in the Business Owned Intellectual Property (other than Patents included in the Business Owned Intellectual Property that are used or held for use exclusively in, or arising, directly or indirectly, exclusively out of, in each case, the operation or conduct of the Business) that would be infringed or practiced by the operation of the Other Seller Business as of the Closing (each a “Purchaser Licensed Patent”), to make, have made, use, sell, offer for sale, market, and import, develop, manufacture, and have manufactured products (other than Products) made and sold by the Other Seller Business as of the Closing and Natural Extensions thereof.

Section 6.3 Rights of Affiliates and Sublicensing.

(a) The Patent license that may be granted pursuant to Section 6.1(b) by Seller to Purchaser, extends to each of Purchaser’s Affiliates only for so long as such entity is an Affiliate of Purchaser, and will terminate with respect to such entity if and when it ceases to be an Affiliate of Purchaser.

(b) Each Party (but not its respective Affiliates), as a licensee, may sublicense the license and rights granted to such Party with respect to the applicable Other IP in Sections 6.1(a) and 6.2(a), respectively, freely to a third party in connection with the operation of such Party’s business in the ordinary course, including in connection with its respective products; provided, that (i) each Party shall treat any material Trade Secrets or confidential information that embodies, or is, Other IP licensed to it hereunder in the same manner, and with the same degree of care, that it treats its own like confidential information and Trade Secrets, but in no event with less than reasonable care, (ii) neither Party shall disclose such Trade Secrets or confidential information to a third party except in connection with the disclosure of such Party’s own confidential information or Trade Secrets of at least comparable importance and value, (iii) each Party shall ensure that each of its sublicensees complies with the terms and conditions of the applicable license and (iv) any act or omission of a Party’s sublicensee, to the extent such act or omission would constitute a breach of this Agreement by such Party if such act or omission were taken or made by such Party directly, shall be deemed a breach of this Agreement by such Party. For the avoidance of doubt, each Party shall remain directly responsible for all of their respective obligations under this Agreement, notwithstanding the grant of any sublicense hereunder.

(c) Purchaser may not sublicense any Seller Licensed Patent except with the express written consent of Seller. Purchaser shall not exercise its make or have made rights under the Seller Licensed Patents in a manner that would have the effect of granting a sublicense to any third party.

(d) Seller may not sublicense any Purchaser Licensed Patent except with the express written consent of Purchaser. Seller shall not exercise its make or have made rights under the Purchaser Licensed Patents in a manner that would have the effect of granting a sublicense to any third party.

Section 6.4 Bankruptcy Rights. All rights and licenses granted to a Party as licensee hereunder, are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of Intellectual Property rights within the scope of Section 101 of the Bankruptcy Code. The licensor acknowledges that the licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

Section 6.5 Disclaimers. Subject to Article III and except as otherwise provided in any Transaction Document, the licenses granted pursuant to this Article VI, are granted on an as-is basis without representation or warranty of any kind by either Party, and no representations or warranties whatsoever, whether express, implied or statutory, including warranties of merchantability, fitness for a particular purpose, title, custom, trade, non-infringement, non-violation or non-misappropriation of third party Intellectual Property, are made or given by or on behalf of a Party.

ARTICLE VII

CERTAIN TAX MATTERS

Section 7.1 Tax Indemnification by Seller. Effective as of and after the Closing, Seller shall be responsible for (and shall pay or cause to be paid, and shall indemnify Purchaser and its Affiliates (including the Purchased Companies after the Closing Date) (collectively, the “Purchaser Tax Indemnified Parties”) and hold each Purchaser Tax Indemnified Party harmless from and against) (a) any Excluded Business Taxes; (b) any Taxes arising out of or resulting from any breach of the representation contained in Section 3.14(g) or any covenant or agreement of Seller contained in this Agreement; (c) any Transfer Taxes for which Seller is responsible under Section 7.8; and (d) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (a) to (c); provided, that Seller shall not be responsible for (and shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Purchaser Tax Indemnified Parties from and against) any amounts for which Purchaser is responsible pursuant to Section 7.2.

Section 7.2 Tax Indemnification by Purchaser. Effective as of and after the Closing, Purchaser shall be responsible for (and shall pay or cause to be paid, and shall indemnify Seller and its Affiliates (collectively, the “Seller Tax Indemnified Parties”) and hold each Seller Tax Indemnified Party harmless from and against): (a) any Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities, the Business or any of the assets of the Purchased Companies for any Post-Closing Period (other than Excluded Business Taxes and Taxes for which indemnification is required under Section 7.1(b)); (b) any Taxes arising from any action or transaction by Purchaser, the Purchased Companies or their respective Affiliates outside of the ordinary course of business on the Closing Date after the Closing (other than an action specifically contemplated by this Agreement); (c) any Taxes arising out of or resulting from any breach of any covenant or agreement of Purchaser contained in this Agreement; (d) any Transfer Taxes for which Purchaser is responsible under Section 7.8; and (e) any costs and expenses, including reasonable legal fees and expenses, attributable to any item described in clauses (a) to (d), provided, that Purchaser shall not be responsible for (and shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Seller Tax Indemnified Parties from and against) any amounts for which Seller is responsible pursuant to Section 7.1. For the avoidance of doubt, Section 7.2(a) shall not apply with respect to any amounts required to be paid by Purchaser under clause (y) of Section 10.6.

Section 7.3 Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes and other Taxes imposed on a periodic basis (excluding, for the avoidance of doubt, Taxes imposed with respect to income or gain), allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) Taxes (other than Taxes described in clause (a)) allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date.

Section 7.4 Certain Tax Returns and Tax Elections. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state or local Law), neither Purchaser nor any of its Subsidiaries or Affiliates (including, after the Closing Date, the Purchased Companies) shall file, or cause to be filed, (a) any amended Tax Returns (or any notification or election relating thereto) for any of the Purchased Companies for any Pre-Closing Period or (b) any election with respect to a Purchased Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date.

Section 7.5 Cooperation and Exchange of Information. Each party to this Agreement shall, and shall cause its Affiliates to, (a) provide to the other party to this Agreement such cooperation, documentation and information as either of them may reasonably request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or an indemnity obligation under this Article VII or Article X or a right to refund of Taxes, or (iii) conducting any Tax Proceeding, and (b) promptly notify the other party to this Agreement in writing upon first receiving notice of a written claim with respect to Taxes made by a Taxing Authority for which the other party would be responsible hereunder (provided, that the failure to give such prompt notice shall not relieve the other party of its obligations under this Article VII except to the extent the other party is actually prejudiced by such failure).

Section 7.6 Tax Sharing Agreements. To the extent relating to the Purchased Companies, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Purchased Companies, on the one hand, and Seller or any of its Affiliates (other than the Purchased Companies), on the other hand, are parties, and neither Seller nor any of its Affiliates nor any of the Purchased Companies or their respective Subsidiaries shall have any rights or obligations thereunder after the Closing.

Section 7.7 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” within the meaning of
Section 1313(a) of the Code (or any analogous provision of state or local Law), Seller, Purchaser, and their respective Subsidiaries and Affiliates shall treat any and all payments under this Article VII, Article X, Section 2.9 and Section 5.8(c) as an adjustment to the purchase price for U.S. federal, state and local Tax purposes.

Section 7.8 Transfer Taxes. Notwithstanding any other provision of this Agreement, Purchaser and Seller shall each be responsible for fifty percent (50%) of any sales, use, transfer (including real estate transfer, including with respect to transfer taxes in connection with the assignment of leases and so-called “change of control”), registration, documentary, conveyancing, franchise, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on the transactions effected pursuant to Article II (“Transfer Taxes”). The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The Party responsible for paying any Transfer Taxes shall provide to the other Party evidence of the amount of Transfer Taxes required to be paid and the other Party shall promptly provide its share of the Transfer Taxes to the other Party so that timely payment of such Transfer Taxes can be made; provided, that with respect to real property Transfer Taxes, on or before the Closing each Party shall pay its share of the Transfer Taxes to the title company handling the recording of the deeds.

Section 7.9 Timing of Payments. Any indemnity payment required to be made pursuant to this Article VII shall be made within ten (10) days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.

Section 7.10 Tax Matters Coordination and Survival. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VII, Section 10.5, Section 10.6 and Section 10.7. The indemnification obligations contained in this Article VII shall survive the Closing until fully performed in accordance with their respective terms. The representations and warranties made pursuant to Section 3.14 (other than Section 3.14(g), which shall survive the Closing Date until the expiration of all applicable statutory periods of limitations) shall not survive the Closing.

Section 7.11 Withholding. Purchaser and Seller shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Law; provided in the event Purchaser withholds or deducts any amounts that would not have been required to be withheld or deducted by Purchaser if Purchaser were a “United States person,” the amount payable by Purchaser shall be increased as necessary so that after such withholding or deduction has been made (including such withholding or deduction applicable to additional amounts payable pursuant to this proviso), Seller receives an amount equal to the sum it would have received had no such withholding or deduction been made. If any amount is so withheld, such withheld amounts shall be timely paid over to the appropriate Taxing Authority, and shall be treated for all purposes of the Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Antitrust Approvals. Approvals and/or termination or expiration of any applicable waiting periods required to be obtained or to have occurred (i) under the HSR Act and (ii) under the Antitrust Laws listed on Section 8.1(a) of the Seller Disclosure Schedules (the “Required Regulatory Approvals”) prior to Closing shall have been obtained or shall have occurred.

(b) No Injunctions or Restraints. No applicable Law shall be in effect, and no injunction or other Judgment issued by any court of competent jurisdiction or by any Governmental Entity shall have been entered and remain in effect, in each case which restrains, enjoins, prohibits, invalidates, makes illegal or otherwise prevents the consummation of the Transaction.

Section 8.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of the Seller Fundamental Representations (disregarding any Business Material Adverse Effect, materiality or other similar qualifications set forth therein) shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date, except that representations and warranties that are made as of specific date shall be tested only on and as of such date; (ii) the representations and warranties contained in Section 3.7(b) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date; and (iii) all other representations and warranties of Seller contained in Article III (disregarding any Business Material Adverse Effect, materiality or other similar qualifications set forth therein) shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date, except (x) that representations and warranties that are made as of specific date shall be tested only on and as of such date and (y) where the failure of such representations and warranties referred to in this clause (iii) to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) No Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Business Material Adverse Effect.

Section 8.3 Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of the Purchaser Fundamental Representations (disregarding any Purchaser Material Adverse Effect, materiality or other similar qualifications set forth therein) shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date and (ii) all other representations and warranties of Purchaser contained in Article IV (disregarding any Purchaser Material Adverse Effect, materiality or other similar qualifications set forth therein) shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of the Closing Date, except (x) that representations and warranties that are made as of specific date shall be tested only on and as of such date and (y) where the failure of such representations and warranties referred to in this clause (ii) to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was proximately caused by such party’s breach of this Agreement.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.1 Termination. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if any of Purchaser’s representations and warranties contained in Article IV shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and is not curable by the Outside Date or has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified Purchaser of such failure or breach and (ii) the Outside Date; provided, that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(c) by Purchaser, if any of Seller’s representations and warranties contained in Article III shall fail to be true and correct or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and is not curable by the Outside Date or has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Purchaser has notified Seller of such failure or breach and (ii) the Outside Date; provided, that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b);

(d) by Seller or by Purchaser, if the Closing shall not have occurred on or prior to September 30, 2019 (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(e) by Seller or by Purchaser, if (i) a Required Regulatory Approval shall have been denied and such denial shall have become final and nonappealable, (ii) a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction or (iii) there shall be any applicable Law that makes consummation of the Transaction illegal or prohibited; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have used its reasonable best efforts to obtain such Required Regulatory Approval, or to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, in each case, to the extent required by Section 5.1; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of or failure to perform any of its representations, warranties, covenants or obligations under this Agreement has been the cause of, or resulted in, such injunction of other Judgment.

Section 9.2 Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3, Section 9.1, this Section 9.2, Section 9.3, and Article XI (other than Section 11.6), and there will be no Liability on the part of Seller or Purchaser to the other Party; provided, that, subject to the rest of this Section 9.2, nothing in this Section 9.2 shall be deemed to release any Party from any Liability for fraud or Willful Breach by such party of the terms and provisions of this Agreement.

Section 9.3 Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival. Except as otherwise provided in Section 7.10, or in the case of fraud, (a) the representations and warranties in this Agreement and any certificate delivered hereunder shall not survive the Closing and shall terminate at the Closing, (b) the covenants and other agreements contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until the first anniversary of the Closing Date and (c) the covenants and agreements contained in this Agreement that are to be performed in whole or in part at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms.

Section 10.2 Exclusive Remedy.

(a) Each of the Parties acknowledges and agrees that from and after the Closing, other than in connection with any fraud or Willful Breach, its sole and exclusive remedy with respect to any claims or Proceedings relating, directly or indirectly, to the Transaction or any other subject matter of this Agreement (other than Article VI, any Transaction Document other than this Agreement, and as otherwise provided pursuant to Section 10.8), including any Exhibit, Schedule or certificate delivered hereunder, regardless of the legal theory under which such Liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be exclusively pursuant to the provisions set forth in Sections 2.9, 2.10, 2.11, 5.8(c), 10.3, 10.4 and 11.6 (with respect to covenants that by their terms contemplate performance following the Closing), as applicable, and shall be subject to the limitations set forth in this Section 10.2. In furtherance of the foregoing, each of the Parties hereby waives (other than in connection with any fraud or Willful Breach), from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims or causes of action such party or any of its Affiliates may have against any other Party or any of its Affiliates relating (directly or indirectly) to the subject matter of this Agreement (other than Article VI), including any Exhibit, Schedule or certificate delivered hereunder, or based upon any federal, state, local or foreign Law or otherwise, in each case, other than pursuant to Sections 2.9, 2.10, 2.11, 5.8(c), 10.3, 10.4 and 11.6, as applicable.

(b) Purchaser (on behalf of itself, its Affiliates (including, from and after the Closing, the Purchased Companies) and its and its Affiliates’ respective officers, directors, equity holders employees and agents) (collectively, the “Purchaser Parties”) agrees that, except as otherwise provided in Section 10.1 and other than in connection with any fraud or Willful Breach, from and after the Closing, under no circumstances will Seller, any of its Affiliates or any of Seller’s or any of its Affiliates’ respective officers, directors, equity holders employees or other agents (collectively, the “Seller Parties”) have any liability to any of the Purchaser Parties for any Losses relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement set forth in this Agreement to have been performed by its terms at or prior to the Closing (or in any Exhibit, Schedule or certificate delivered hereunder) or in connection with the Transaction, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, the subject matter of this Agreement, the ownership, operation, management, use or control of the Business or any of the Purchased Companies prior to the Closing, any of their respective assets, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. From and after the Closing, except for any rights or obligations of Purchaser under this Agreement or any other Transaction Document and other than in connection with any fraud or Willful Breach, Purchaser (on behalf of the Purchaser Parties) hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action against, and shall have no recourse of any kind to, the Seller Parties under any theory of law or equity, including under any control person liability theory, in respect of any cause, matter or thing relating to any of the Purchased Companies or the Business, or their respective Affiliates, officers, directors, equityholders, managers, employees, agents, or Representatives, or any actions taken or failed to be taken by any of the Seller Parties in any capacity relating to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Companies, in each case occurring or arising prior to the Closing.

(c) Seller (on behalf of itself and each of the other Seller Parties) agrees that, except as otherwise provided in Section 10.1 and other than in connection with any fraud or Willful Breach, from and after the Closing, under no circumstances will any of the Purchaser Parties have any liability to any of the Seller Parties for any Losses relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement set forth in this Agreement to have been performed by its terms at or prior to the Closing (or in any Exhibit, Schedule or certificate delivered hereunder) or in connection with the Transaction, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, the subject matter of this Agreement, the ownership, operation, management, use or control of the Business or any of the Purchased Companies prior to the Closing, any of their respective assets, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. From and after the Closing, except for any rights or obligations of Seller under this Agreement or any other Transaction Document and other than in connection with any fraud or Willful Breach, Seller (on behalf of the Seller Parties) hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action against, and shall have no recourse of any kind to, the Purchaser Parties under any theory of law or equity, including under any control person liability theory, in respect of any cause, matter or thing relating to any of the Purchased Companies or the Business, or their respective Affiliates, officers, directors, equityholders, managers, employees, agents, or Representatives, or any actions taken or failed to be taken by any of the Purchaser Parties in any capacity relating to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Companies, in each case occurring or arising prior to the Closing.

(d) The Parties hereto agree that limits imposed on remedies with respect to the Transaction, the other transactions contemplated hereby and this Agreement in this Section 10.2 constitute an integral part of the consideration provided hereunder and were specifically bargained for between sophisticated parties and their respective counsel and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

Section 10.3 Indemnification by Seller. Subject to the provisions of this Article X, including Section 10.1, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective successors and assignees (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (a) any breach of any covenants or agreements of Seller contained in this Agreement and (b) any Excluded Asset or Retained Liability (including, for the avoidance of doubt, any Excluded Asset or Retained Liability held by a Purchased Company).

Section 10.4 Indemnification by Purchaser. Subject to the provisions of this Article X, including Section 10.1, effective as of and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective successors and assignees (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (a) any breach of any covenants or agreements of Purchaser contained in this Agreement and (b) any Purchased Asset or Assumed Liability.

Section 10.5 Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail (taking into account the information then available to the Indemnified Party) the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is materially prejudiced by such failure (as determined by a court of competent jurisdiction), it being agreed that notices for claims in respect of a breach of a covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such covenant or agreement.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.3 or Section 10.4, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim if (i) the Indemnifying Party does not acknowledge that it would have an indemnity obligation for the Losses resulting from such Third Party Claim as provided under this Article X within thirty (30) days of receipt of notice of such Third Party Claim, (ii) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, further, that the Indemnified Party shall be entitled to participate in any such defense with its own counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) the Indemnifying Party reasonably believes that, based on the advice of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 10.5(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any Judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or Judgment does not involve any injunctive or other equitable relief with respect to any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or any of its Affiliates and expressly unconditionally releases the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim. No Indemnified Party shall consent to the entry of any Judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(c) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.3 or Section 10.4 that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of such notice that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Losses with respect to such claim, such Losses shall be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Losses arising out of or resulting from such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.7.

(d) Notwithstanding any of the foregoing, each of Seller and Purchaser (each a “Relevant Party”) shall have the exclusive right to control in all respects, and neither the other party (the “Other Party”) nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of (i) the Relevant Party or any of its Affiliates or (ii) a consolidated, combined or unitary group that includes the Relevant Party or any of its Affiliates; provided that solely for purposes of this Section 10.5(d) each Purchased Company shall not be considered an Affiliate of the Purchaser with respect to any Tax Proceeding regarding a Tax Return for a Pre-Closing Period.

Section 10.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be (x) net of any (a) Tax benefits actually realized (within one (1) Tax year of the incurrence of such Loss) by the Indemnified Party in respect of a deduction for such Loss and (b) third-party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds (net of any expenses incurred to recover such amounts and any resulting increase in premiums) shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder and (y) increased by any Tax costs of the Indemnified Party resulting from such Loss or the indemnification of such Loss. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third party insurers with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party upon the written request of the Indemnifying Party.

Section 10.7 Mitigation. Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 10.8 Tax Indemnification Matters. Notwithstanding anything to the contrary in this Article X, the above provisions of this Article X (other than Sections 10.5 10.6, and 10.7) shall not apply to Tax indemnification matters, which shall instead be governed exclusively by Article VII and Sections 10.5, 10.6, and 10.7.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Entire Agreement. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party hereto shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 11.2 Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; provided, that (a) the rights and obligations of a Party may be assigned (i) to any of its Affiliates, (ii) after the Closing, to any Person and (iii) as collateral security and (b) subject to Section 5.7, Purchaser may assign its rights (but not its obligations) under this Agreement to any insurer(s) or underwriter(s) providing an insurance policy that provides coverage for the benefit of Purchaser or its designee as the named insured for breaches of certain of the representations and warranties set forth in this Agreement (provided, that in no event shall Purchaser grant or otherwise confer any subrogation rights to any such insurer(s) or underwriter(s) against Seller, the Seller Entities or their respective Affiliates or Representatives (except in the event of fraud)); provided, further, that no such assignment referred to in clause (a) or (b) shall relieve Purchaser or Seller, as applicable, of any of its obligations under this Agreement or enlarge or alter such obligations. Any attempted assignment in violation of this Section 11.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.3 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.4 No Third-Party Beneficiaries. Except as otherwise set forth on Section 11.4 of the Seller Disclosure Schedules and other than with respect to the D&O Indemnitees as set forth in Section 5.17, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.5 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number or email address as such party shall designate by like notice):

(i)	if to Purchaser,

Ferrero International S.A.

Findel Business Center – Complexe B

Rue de Treves L-2632

Findel, Luxembourg

Attention: Giovanni Ghisetti and Alberto Baroffio

Email: giovanni.ghisetti@ferrero.com and alberto.baroffio@ferrero.com with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Facsimile: (212) 701-5800

Attention: John A. Bick and Daniel Brass

Email: john.bick@davispolk.com and daniel.brass@davispolk.com

(ii)	if to Seller,

Kellogg Company

One Kellogg Square

Battle Creek, Michigan 49017

Attention: Office of Chief Legal Officer

Email: gary.pilnick@kellogg.com and todd.haigh@kellogg.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: (212) 403-2000

Attention: Daniel A. Neff and Benjamin M. Roth

Email: DANeff@wlrk.com and BMRoth@wlrk.com

Section 11.6 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 11.7 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) submits to the exclusive personal jurisdiction of any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of or in connection with the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other Proceeding in any court other than one of the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 11.5.

Section 11.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.8. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each party hereto and delivered (by facsimile, e-mail, or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 11.11 Expenses. Except as otherwise provided herein, whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such expense.

Section 11.12 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.

(a) Purchaser waives and will not assert, and agrees to cause its Affiliates, including the Purchased Companies, to waive and not to assert, any conflict of interest relating to or arising out of the representation, after the Closing (the “Post-Closing Representation”), of Seller, any of its Affiliates or any shareholder, officer, member, manager, employee or director of any Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, any other Transaction Document or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Seller or any of its Affiliates in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (the “Current Representation”).

(b) Purchaser waives and will not assert, and agrees to cause its Affiliates, including the Purchased Companies, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or any of its Affiliates, and following the Closing, with any Purchased Company, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and not Purchaser, Purchaser’s Affiliates or the Purchased Companies, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, neither Purchaser nor any of its Affiliates (including the Purchased Companies) shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or any of its Affiliates (including the Purchased Companies), or to internal counsel relating to such engagement, and neither Purchaser nor any of its Affiliates (including the Purchased Companies) or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Seller.

Section 11.13 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either party hereto or any of its Affiliates, in any Proceeding, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the other Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” means “and/or”; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties hereto or thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) all Exhibits and Schedules annexed hereto or referred to herein, including the Seller Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (n) each reference in this Agreement to any Law will be deemed to include such Law as it hereafter may be amended, supplemented or modified from time to time and any successor thereto and to any rules, regulations and interpretations promulgated thereunder, unless such treatment would be contrary to the express terms of this Agreement; (o) and references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed (or required to be listed) on the Seller Disclosure Schedules, or any Contract required to be disclosed by any Transaction Document, all amendments, modifications, supplements, extensions and renewals thereto must also be listed on the appropriate schedule and copies thereof disclosed.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

KELLOGG COMPANY

By:	/s/ Gary H. Pilnick
Name: Gary H. Pilnick
Title: Vice Chairman

FERRERO INTERNATIONAL S.A.

By:	/s/ Fabrizio Minneci
Name: Fabrizio Minneci
Title: Chief Legal Officer

By:	/s/ Jorge De Moragas
Name: Jorge De Moragas
Title: Chief Financial Officer

[Signature Page to Stock and Asset Purchase Agreement]